Exhibit 99.1

N&B

Combined Statements of Operations

In millions (Unaudited)	Nine Months Ended September 30,
	2020	2019
Net sales	$4,557	$4,618

Cost of goods sold	2,966	3,074
Research and development expenses	196	211
Selling and administrative expenses	479	528
Amortization of acquisition-related intangibles	1,064	226
Restructuring and asset related charges, net	11	170
Goodwill impairment charge	—	674
Integration and separation costs	351	177
Other expense (income), net	61	(7)

Loss before income taxes	(571)	(435)

Taxes on loss	(122)	46

Net loss	(449)	(481)

Net loss attributable to noncontrolling interests	—	—

Net loss attributable to N&B	$(449)	$(481)

See Notes to the Combined Financial Statements

N&B

Combined Statements of Comprehensive Loss

	Nine Months Ended September 30,
In millions (Unaudited)	2020	2019
Net loss	$(449)	$(481)
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	291	(368)
Pension and other post-employment benefit plans	(9)	2

Total other comprehensive income (loss)	282	(366)

Comprehensive loss	(167)	(847)

Comprehensive loss attributable to noncontrolling interests, net of tax	—	—

Comprehensive loss attributable to N&B	$(167)	$(847)

See Notes to the Combined Financial Statements

N&B

Condensed Combined Balance Sheets

In millions (Unaudited)	September 30, 2020	December 31, 2019
Assets
Current Assets
Accounts and notes receivable, net	$1,124	$1,092
Inventories	1,438	1,422
Prepaid expenses and other current assets	53	81

Total current assets	2,615	2,595

Property, plant and equipment, net of accumulated depreciation (September 30, 2020 – $ 1,704; December 31, 2019 – $1,427)	2,989	2,981

Goodwill	11,406	11,196
Other intangible assets, net	3,360	4,377
Deferred income tax assets	27	36
Restricted cash	6,206	—
Other assets	426	354

Total Assets	$27,029	$21,539

Liabilities and Equity
Current Liabilities
Accounts payable	$680	$645
Employee compensation and benefits	128	125
Income taxes payable	70	51
Accrued and other current liabilities	119	111

Total current liabilities	997	932

Noncurrent Liabilities
Long-term debt	6,192	—
Deferred income taxes	870	1,079
Other liabilities	337	252

Total noncurrent liabilities	7,399	1,331

Total Liabilities	$8,396	$2,263

Commitments and contingent liabilities (Note 11)
Equity
Parent company net investment	19,157	20,081
Accumulated other comprehensive loss	(550)	(832)

Total N&B equity	18,607	19,249

Noncontrolling interests	26	27

Total equity	18,633	19,276

Total Liabilities and Equity	$27,029	$21,539

See Notes to the Combined Financial Statements

N&B

Combined Statements of Cash Flows

	Nine Months Ended September 30,
In millions (Unaudited)	2020	2019
Operating activities
Net loss	$(449)	$(481)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	1,295	471
Net gain on sales of businesses and other assets	(1)	(11)
Stock-based compensation	13	16
Credit for deferred income tax	(216)	(269)
Goodwill impairment charge	—	674
Restructuring and asset related charges	11	170
Equity in earnings of nonconsolidated affiliates	(2)	—
Changes in assets and liabilities:
Accounts and notes receivable	(32)	(185)
Inventories	(9)	(22)
Accounts payable	81	2
Other assets and liabilities, net	76	(70)

Cash provided by operating activities	767	295

Investing activities
Capital expenditures	(159)	(283)
Proceeds from sales of property and businesses, net of cash divested	—	34
Other investing activities, net	5	9

Cash used for investing activities	(154)	(240)

Financing activities
Net transfers to Parent	(582)	(48)
Payments of long-term debt and other financing obligations	(16)	(7)
Distributions to noncontrolling interests	(1)	—
Proceeds from issuance of long-term debt	6,250	—
Other financing activities, net	(58)	—

Cash provided by (used for) financing activities	5,593	(55)

Increase in cash, cash equivalents and restricted cash	$6,206	$—
Cash, cash equivalents and restricted cash at beginning of period	—	—

Cash, cash equivalents and restricted cash at end of period	$6,206	$—

See Notes to the Combined Financial Statements

N&B

Combined Statements of Changes in Equity

In millions (Unaudited)	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total N&B Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2018	$20,875	$(654)	$20,221	$27	$20,248

Net loss	(481)	—	(481)	—	(481)
Other comprehensive loss	—	(366)	(366)	—	(366)
(Distributions to) contributions from noncontrolling interests	—	—	—	—	—
Net transfers to Parent	(32)	—	(32)	—	(32)

Balance at September 30, 2019	$20,362	$(1,020)	$19,342	$27	$19,369

Balance at December 31, 2019	$20,081	$(832)	$19,249	$27	$19,276

Net loss	(449)	—	(449)	—	(449)
Other comprehensive income	—	282	282	—	282
(Distributions to) contributions from noncontrolling interests	—	—	—	(1)	(1)
Net transfers to Parent	(475)	—	(475)	—	(475)

Balance at September 30, 2020	$19,157	$(550)	$18,607	$26	$18,633

See Notes to the Combined Financial Statements

N&B

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The accompanying unaudited interim Combined Financial Statements of the Nutrition & Biosciences business (“N&B”) of DuPont de Nemours, Inc. (“DuPont” or “Parent”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and Regulation S-X. In the opinion of management, the interim statements reflect all adjustments (including normal recurring accruals) which are considered necessary for the fair statement of the results for the periods presented. Results from interim periods should not be considered indicative of results for the full year. These interim Combined Financial Statements should be read in conjunction with the audited Combined Financial Statements and notes thereto contained in N&B’s Annual Combined Financial Statements for the year ended December 31, 2019, collectively referred to as the “2019 Annual Financial Statements.” The interim Combined Financial Statements include the accounts of N&B and subsidiaries in which a controlling interest is maintained.

Basis of Presentation

For all periods presented, N&B consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. The interim Combined Financial Statements have been derived from DuPont’s accounting records as if N&B’s operations had been conducted independently from those of DuPont, and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The historical results of operations, financial position and cash flows of N&B presented in these interim Combined Financial Statements may not be indicative of what they would have been had N&B actually been an independent stand-alone entity, nor are they necessarily indicative of N&B’s future results of operations, financial position and cash flows.

The N&B interim Combined Statements of Operations and Comprehensive Loss of N&B reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and integration and separation activities related to these functions in connection with the merger of the Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”) effective August 31, 2017 (the “DWDP Merger”) and beginning in the fourth quarter of 2019 the separation of N&B. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of N&B and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, N&B, in the aggregate. The allocations may not, however, reflect the expenses N&B would have incurred as a stand-alone company for the periods presented.

The N&B interim Condensed Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to N&B, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

NOTE 2 — RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and associated ASUs related to Topic 326. The new guidance introduces the current expected credit loss (“CECL”) model, which requires organizations to record an allowance for credit losses for certain financial instruments and financial assets, including trade receivables, based on expected losses rather than incurred losses. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update became effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

N&B adopted the new standard in the first quarter of 2020, which required a modified retrospective transition approach, applying the new standard’s cumulative-effect adjustment at the date of initial adoption. This cumulative-effect has been reflected as of January 1, 2020 and prior periods have not been restated. The impact of initial adoption was not material to N&B’s interim Condensed Combined Balance Sheets, Combined Statements of Operations and Combined Statements of Cash Flows.

NOTE 3 — REVENUE

Revenue Recognition

Substantially all of N&B’s revenue is derived from product sales. Product sales consist of sales of N&B’s products to supply manufacturers and distributors. N&B considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

N&B records accounts receivables when the right to consideration becomes unconditional. Trade accounts receivables were $954 million at September 30, 2020 and $907 million at December 31, 2019. Trade accounts receivables are included in “Accounts and notes receivable, net” in the interim Condensed Combined Balance Sheets. Contract assets and contract liabilities were not material at September 30, 2020 and December 31, 2019.

Disaggregation of Revenue

N&B disaggregates its revenue from contracts with customers by segment and business or principal product line and geographic region, as N&B believes it best depicts the nature, amount, timing and uncertainty of its revenue and cash flows.

Net Sales by Segment (In millions)	Nine Months Ended September 30,
	2020	2019
Food & Beverage	$2,163	$2,237
Health & Biosciences	1,754	1,756
Pharma Solutions	640	625

Total	$4,557	$4,618

Net Sales by Geographic Region (In millions)	Nine Months Ended September 30,
	2020	2019
United States & Canada	$1,699	$1,727
EMEA [1]	1,367	1,387
Asia Pacific	1,047	1,039
Latin America	444	465

Total	$4,557	$4,618

1.	Europe, Middle East and Africa

NOTE 4 — RESTRUCTURING AND ASSET RELATED CHARGES, NET

Charges for restructuring programs and asset related charges, which include asset impairments, were $11 million for the nine months ended September 30, 2020 ($170 million for the nine months ended September 30, 2019). These charges were recorded in “Restructuring and asset related charges, net” in the interim Combined Statements of Operations. The total liability related to restructuring programs was $20 million at September 30, 2020 ($27 million at December 31, 2019). Restructuring activity consists of the following programs:

2020 Restructuring Program

From time to time, Parent undertakes restructuring actions to optimize its cost structure and organizational structures. In the first quarter of 2020, Parent approved restructuring actions designed to capture near-term cost reductions and to further simplify certain organizational structures (the “2020 Restructuring Program”). For the nine months ended September 30, 2020, N&B recorded a pre-tax charge related to the 2020 Restructuring Program in the amount of $13 million recognized in “Restructuring and asset related charges, net” in the N&B interim Combined Statements of Operations comprised of $13 million of severance and related benefit costs.

The following table summarizes the activities related to the 2020 Restructuring Program:

2020 Restructuring Program (In millions)	Severance and Related Benefit Costs
Reserve balance at December 31, 2019	$—

Year-to-date restructuring charges	13
Cash payments	(1)

Reserve balance at September 30, 2020	$12

At September 30, 2020, total liabilities related to the 2020 Restructuring Program were $12 million, recognized in “Accrued and other current liabilities” in the interim Condensed Combined Balance Sheets. N&B expects actions related to this program to be substantially complete by the end of 2020.

2019 Restructuring Program

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved restructuring actions to simplify and optimize certain organizational structures following the completion of the Dow and Corteva separations (the “2019 Restructuring Program”). N&B has recorded pre-tax restructuring charges of $16 million inception-to-date, consisting of severance and related benefit costs of $8 million and asset related charges of $8 million.

The following table summarizes the charges incurred related to the 2019 Restructuring Program for the nine months ended September 30, 2020 and 2019:

(In millions)	Nine Months Ended September 30,
	2020	2019
Severance and related benefit (credits) costs	$(4)	$12
Asset related charges	—	7

Total restructuring and asset related (credits) charges, net	$(4)	$19

The following table summarizes the activities related to the 2019 Restructuring Program:

2019 Restructuring Program (In millions)	Severance and Related Benefit Costs
Reserve balance at December 31, 2019	$10

Year-to-date restructuring credits	(4)
Cash payments	(4)

Reserve balance at September 30, 2020	$2

At September 30, 2020, the total liabilities related to the 2019 Restructuring Program were $2 million, recognized in “Accrued and other current liabilities” ($10 million at December 31, 2019) in the interim Condensed Combined Balance Sheets. The 2019 Restructuring Program was considered substantially complete at June 30, 2020.

DowDuPont Cost Synergy Program

In September and November 2017, Parent approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), which was designed to integrate and optimize the organization following the DWDP Merger, and in preparation for the Dow and Corteva separations. N&B has recorded pre-tax restructuring charges of $147 million inception-to-date, consisting of severance and related benefit costs of $77 million, asset related charges of $52 million and contract termination charges of $18 million.

The following table summarizes charges incurred related to the Synergy Program for the nine months ended September 30, 2020 and 2019:

(In millions)	Nine Months Ended September 30,
	2020	2019
Severance and related benefit (credits) costs	$(2)	$37
Contract termination (credits) charges	(1)	18
Asset related charges	5	33

Total restructuring and asset related charges, net	$2	$88

The following table summarizes the activities related to the Synergy Program:

DowDuPont Cost Synergy Program (In millions)	Severance and Related Benefit Costs
Reserve balance at December 31, 2019	$17

Year-to-date restructuring (credits) charges	(2)
Charges against the reserve	—
Cash payments	(9)

Reserve balance at September 30, 2020	$6

At September 30, 2020, total liabilities related to the Synergy Program were $6 million, recognized in “Accrued and other current liabilities” ($17 million at December 31, 2019) in the interim Condensed Combined Balance Sheets. The Synergy Program was considered substantially complete at December 31, 2019.

Equity Method Investment Impairment Related Charges

During the second quarter of 2019, in preparation for the Corteva spin-off, Historical EID completed the separation of the assets and liabilities related to its specialty products business into separate legal entities (the “SP Legal Entities”) and on May 1, 2019 Historical EID distributed the SP Legal Entities to DowDuPont (the “Internal SP Distribution”). The Internal SP Distribution served as a triggering event requiring N&B to perform an impairment analysis related to its equity method investment in a joint venture related to the Health & Biosciences segment. N&B applied the net asset value method under the cost approach to determine the fair value of the equity method investment. Based on updated projections, management determined the fair value of the equity method investment was below the carrying value with little ability to recover in the short-term due to the current economic environment. As a result, management concluded the impairment was other-than-temporary and recorded a pre-tax impairment charge of $63 million ($47 million net of tax) in “Restructuring and asset related charges, net” in the interim Combined Statement of Operations for the nine months ended September 30, 2019.

NOTE 5 — RELATED PARTY TRANSACTIONS

Historically, N&B has been managed and operated in the normal course of business with other affiliates of Parent. Accordingly, certain shared costs have been allocated to N&B and reflected as expenses in the stand-alone interim Combined Financial Statements. Management of Parent and N&B considers the overall allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to N&B for purposes of the stand-alone financial statements, in the aggregate. The expenses reflected in the interim Combined Financial Statements may not be indicative of expenses that will be incurred by N&B in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

N&B’s interim Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to N&B if specifically identifiable to its businesses. If not specifically identifiable to N&B’s businesses, these costs have been allocated by using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the interim Combined Statements of Operations within the following captions:

	Nine Months Ended September 30,
(In millions)	2020	2019
Selling and administrative expenses	$183	$201
Research and development expenses	42	43
Cost of goods sold	15	18
Integration and separation costs [1]	351	177

Total	$591	$439

1.

Integration and separation costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the DWDP Merger, post-DWDP Merger integration and separation, and beginning in the fourth quarter of 2019, the separation of N&B.

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the interim Combined Statements of Changes in Equity. The components of the net transfers to Parent for the nine months ended September 30, 2020 and 2019 are as follows:

	Nine Months Ended September 30,
(In millions)	2020	2019
Cash pooling and general financing activities	$(100)	$453
Less: Corporate cost allocations	591	439
Less: Taxes on loss	(122)	46
Other, net [1]	94	—

Total net transfers to Parent per interim Combined Statements of Changes in Equity	$(475)	$(32)

Stock-based compensation	(13)	(16)
Other, net [1]	(94)	—

Net transfers to Parent per interim Combined Statements of Cash Flows	$(582)	$(48)

1.

Other, net includes the non-cash transfer from Parent comprised of approximately $78 million of fixed assets, $25 million for right of use assets and liabilities for leases legally transferred to N&B, $5 million of accrued employee related liabilities, and $4 million of net pension liabilities resulting from legal ownership transfers related to separation activities in anticipation of the Merger.

NOTE 6 — OTHER EXPENSE (INCOME), NET

	Nine Months Ended September 30,
(In millions)	2020	2019
Net gain on sales of businesses and other assets	$(1)	$(11)
Net exchange losses	14	5
Interest expense, net [1]	57	1
Non-operating pension and other post-employment benefit cost	2	3
Equity in earnings of nonconsolidated affiliates	(2)	—
Miscellaneous income	(9)	(5)

Other expense (income), net	$61	$(7)

1.

The nine months ended September 30, 2020 includes $54 million of interest expense and financing fee amortization related to the Bridge Loans, Term Loan Facilities and the Notes Offering. See Note 10 for additional information.

NOTE 7 — INCOME TAXES

During the periods presented in the interim Combined Financial Statements, N&B did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as N&B was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Taxes on loss included in these combined financial statements has been calculated using the separate return basis, as if N&B filed separate tax returns. N&B’s income taxes as presented in the interim Combined Financial Statements may not be indicative of the income taxes that N&B will generate in the future.

N&B’s effective tax rate fluctuates based on, among other factors, the geographic mix of earnings. For the nine months ended September 30, 2020, an income tax benefit of $122 million was recorded on a pre-tax loss of $571 million, resulting in an effective tax rate of 21.4 percent. For the nine months ended September 30, 2019, an income tax expense of $46 million was recorded on a pre-tax loss of $435 million, resulting in an effective tax rate of (10.6) percent. The tax benefit for the nine months ended September 30, 2020 was reduced due to tax charges recorded to reverse prior year U.S. state deferred tax assets and to increase valuation allowances in connection with U.S. and foreign deferred tax assets. For the nine months ended September 30, 2019, the effective tax rate was negatively impacted by a goodwill impairment charge with no corresponding tax benefit, partially offset by a one-time tax benefit to record a foreign deferred tax asset.

Each year DuPont, inclusive of N&B, files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by N&B. As a result, there is an uncertainty in income taxes recognized in N&B’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on N&B’s results of operations.

NOTE 8 — INVENTORIES

The following table provides a breakdown of inventories:

(In millions)	September 30, 2020	December 31, 2019
Finished products	$864	$821
Semi-finished products	270	287
Raw materials	204	219
Supplies	100	95

Total inventories	$1,438	$1,422

NOTE 9 — GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

The changes in the carrying amounts of goodwill for the nine months ended September 30, 2020 were as follows:

(In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Balance at December 31, 2019	$5,150	$4,457	$1,589	$11,196
Currency translation adjustment	97	83	30	210

Balance at September 30, 2020	$5,247	$4,540	$1,619	$11,406

N&B tests goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter as of October 1, or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. As a result of the related acquisition method of accounting in connection with the DWDP Merger, Historical EID’s assets and liabilities were measured at fair value resulting in increases to N&B’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact of the fair value of N&B’s reporting units and assets, and therefore could result in an impairment.

In preparation for the Corteva spin-off, Parent completed the separation of the assets and liabilities related to its specialty products businesses into separate legal entities and on May 1, 2019, Parent completed the Internal SP Distribution. The Internal SP Distribution served as a triggering event requiring Parent to perform an impairment analysis related to goodwill carried by its Historical EID existing reporting units as of May 1, 2019 including those reporting units within N&B. Subsequent to the Corteva spin-off, on June 1, 2019, Parent realigned certain businesses resulting in changes to its management and reporting structure (the “Second Quarter Segment Realignment”). As part of the Second Quarter Segment Realignment, N&B assessed and re-defined certain reporting units effective June 1, 2019, including reallocation of goodwill on a relative fair value basis as applicable to new reporting units identified. Goodwill impairment analyses were then performed for reporting units impacted by the Second Quarter Segment Realignment.

The triggering events described above were considered in the preparation of the N&B’s 2019 Annual Financial Statements and interim Combined Financial Statements consistent with the basis of presentation discussed in Note 1. Similar analyses were performed to test goodwill for impairment based on the financial statements of the N&B-related reporting units. As part of this analysis, N&B determined that the fair value of its former Industrial Biosciences reporting unit was below carrying value resulting in a pre-tax, non-cash impairment charge of $674 million for the nine months ended September 30, 2019 impacting the Health & Biosciences segment. The former Industrial Biosciences reporting unit, part of Parent’s Nutrition & Biosciences segment prior to the Second Quarter Segment Realignment, was comprised solely of Historical EID assets and liabilities, the carrying values of which were measured at fair value in connection with the DWDP Merger, and thus considered at risk for impairment. Revised financial projections of the former Industrial Biosciences reporting unit reflected unfavorable market conditions, driven by challenging conditions in the U.S. bioethanol markets. These revised financial projections resulted in a reduction in the long-term forecasts of sales and profitability as compared to prior projections. Upon completion of the Second Quarter Segment Realignment and allocation of goodwill to the new reporting units, a quantitative analysis was performed to test goodwill for impairment. Based on the results of this analysis, no further impairment of goodwill was identified.

The analyses above used discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs. The significant assumptions in these analyses include, but are not limited to, projected revenue, EBITDA margins, the weighted average cost of capital, the terminal growth rate, and tax rates. The estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from estimates. If the ongoing estimates of future cash flows are not met, additional impairment charges may be recorded in future periods. N&B believes the current assumptions and estimates utilized are both reasonable and appropriate.

N&B continues to monitor the impact of the COVID-19 pandemic on the broader global economy, including the end markets which N&B serves. COVID-19 continues to adversely impact the broader global economy and has caused significant volatility in financial markets. If there is a of lack of recovery, the time period to recovery is longer than expected or further global softening is experienced in certain markets, such as oil and gas and select industrial end markets served by its biorefinery and microbial controls business, N&B may be required to perform additional impairment assessments for its goodwill, other intangibles, and long-lived assets, the results of which could result in material impairment charges.

Other Intangible Assets, Net

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	September 30, 2020			December 31, 2019
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets with finite lives:
Customer-related	$1,969	$(432)	$1,537	$1,945	$(330)	$1,615
Developed technology	1,399	(544)	855	1,369	(418)	951
Trademarks/tradenames	1,306	(957)	349	1,294	(94)	1,200
Other [1]	53	(7)	46	55	(6)	49

Total other intangible assets with finite lives	$4,727	$(1,940)	$2,787	$4,663	$(848)	$3,815

Intangible assets with indefinite lives:
Trademarks/tradenames	573	—	573	562	—	562

Total other intangible assets	573	—	573	562	—	562

Total	$5,300	$(1,940)	$3,360	$5,225	$(848)	$4,377

1.	Primarily related to land use rights.

The following table provides information regarding amortization expense related to other intangible assets:

Amortization Expense (In millions)	Nine Months Ended September 30,
	2020	2019
Other intangible assets [1]	$1,064	$226

1.

The nine months ended September 30, 2020 include amortization of tradenames that were reclassified from indefinite-lived to definite-lived as a result of the announcement of the separation of N&B during the fourth quarter of 2019.

Total estimated amortization expense for the remainder of 2020 and the five succeeding fiscal years is as follows:

Estimated Amortization Expense (In millions)
2020	$346
2021	$311
2022	$292
2023	$267
2024	$197
2025	$157

NOTE 10 — SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

In connection with the merger of Neptune Merger Sub I Inc., a wholly owned subsidiary of IFF, with and into N&B, (the “Merger”), N&B will make a special cash payment of $7.3 billion (the “Special Cash Payment”), subject to adjustment, to Parent. In December 2019 in connection with the Merger, N&B entered into a Bridge Commitment Letter (the “Bridge Letter”) in an aggregate principal amount of $7.5 billion (the “Bridge Loans”) to secure committed financing for the “Special Cash Payment” and related financing fees. The aggregate commitment under the Bridge Letter is reduced by, among other things, (1) the amount of net cash proceeds received by N&B from any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement and (2) certain qualifying term loan commitments under senior unsecured term loan facilities.

Term Loan Facilities

In January 2020, N&B entered into a senior unsecured term loan agreement (the “Term Loan Credit Agreement”) in the amount of $1.25 billion split evenly between three- and five-year facilities (the “Term Loan Facilities”). As a result of entry into the term loan agreement, the commitments under the Bridge Commitment Letter were reduced to $6.25 billion. The funding of the loans under the Term Loan Facilities will be available upon the satisfaction of several limited conditions precedent, including (i) the accuracy of certain representations and warranties, (ii) the absence of a material adverse effect on N&B and (iii) the consummation of the Merger in accordance with the Merger Agreement and the Separation Agreement substantially concurrently with the funding of the loans under the Term Loan Facilities.

The proceeds of the term loans are to be used to (i) finance a portion of the Special Cash Payment and/or at the option of N&B, to be transferred to a subsidiary of N&B and thereafter paid to Parent or one of its subsidiaries in connection with consummating the Merger and (ii) to pay the related transaction fees and expenses. In the event a portion of the proceeds are transferred to a subsidiary of N&B and thereafter paid to Parent or one of its subsidiaries as described in clause (i), the overall amount that is funded by the Term Loan Facilities and the unsecured senior notes and conveyed to Parent prior to the N&B Distribution will not be greater than the Special Cash Payment.

The Term Loan Facilities mature on the three- and five-year anniversaries of the closing date of the Merger, at which time all outstanding borrowings, including accrued but unpaid interest, become immediately due and payable. Borrowings under the Term Loan Facilities will be guaranteed by IFF. At September 30, 2020 and December 31, 2019, N&B did not have any borrowings under the Term Loan Facilities.

The Term Loan Facilities will be subject to customary affirmative and negative covenants and events of default after the closing date of the Merger. The Term Loan Facilities is also subject to a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 4.75 to 1.00 until and including the end of the third full fiscal quarter after the closing date of the Merger, stepping down to 4.50 to 1.00 until and including the end sixth full fiscal quarter after the closing date of the Merger, stepping down further to 3.75 to 1.00 until and including the end of the ninth full fiscal quarter after the closing date of the Merger and stepping down further to 3.50 to 1.00 thereafter, with a step-up in connection with certain qualifying acquisitions.

Voluntary prepayments of loans under the Term Loan Facilities may be made at any time, without premium or penalty, subject to the lenders’ redeployment costs other than on the last day of the relevant interest period.

Following the consummation of the Merger, N&B’s obligations under the Term Loan Facilities will be guaranteed by IFF. No fewer than 30 days (and in some circumstances 15 days) after the Merger, N&B will merge with and into Neptune Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), which is a wholly owned subsidiary of IFF, with Merger Sub II surviving as a wholly owned subsidiary of IFF (the “Second Merger,” and together with the Merger, the “Mergers”) and successor in interest to N&B. Following the Second Merger, at the election of IFF, in lieu of IFF continuing to provide the guarantee, or at any time after such guarantee having been provided, IFF may agree to assume all of Merger Sub II’s (as successor to N&B) obligations under the Term Loan Facilities, whereupon Merger Sub II shall be released from such obligations.

The commitments under the Term Loan Facilities will terminate on the earliest of (i) the consummation of the Special Cash Payment without using the loans under the Term Loan Facilities, (ii) the date on which the Merger Agreement is terminated in accordance with its terms without the closing of the Merger and (iii) 11:59 p.m., New York City time, on March 15, 2021 (or if such date is extended as provided in the Merger Agreement, on such extended date).

Notes Offering

On September 16, 2020 (the “Offering Date”), N&B completed an offering in the aggregate principal amount of $6.25 billion of senior unsecured notes in six series, comprised of the following (collectively, the “Notes Offering” and together with the Term Loan Facilities, the “Permanent Financing”): $300 million aggregate principal amount of 0.697% Senior Notes due 2022 (the “2022 Notes”); $1.0 billion aggregate principal amount of 1.230% Senior Notes due 2025 (the “2025 Notes”); $1.2 billion aggregate principal amount of 1.832% Senior Notes due 2027 (the “2027 Notes”); $1.5 billion aggregate principal amount of 2.300% Senior Notes due 2030 (the “2030 Notes”); $750 million aggregate principal amount of 3.268% Senior Notes due 2040 (the “2040 Notes”); and $1.5 billion aggregate principal amount of 3.468% Senior Notes due 2050 (the “2050 Notes” and, together with the 2022 Notes, 2025 Notes, 2027 Notes, 2030 Notes and 2040 Notes, the “Notes”). As a result of the Notes Offering, the commitments under the Bridge Commitment Letter were further reduced to zero and were terminated on and as of the Offering Date.

Long-Term Debt (In millions)	September 30, 2020	Effective Interest Rate
Senior unsecured notes:
2022 Notes	$300	0.99%
2025 Notes	1,000	1.41%
2027 Notes	1,200	1.97%
2030 Notes	1,500	2.41%
2040 Notes	750	3.37%
2050 Notes	1,500	3.56%
Less: Unamortized debt discount and issuance costs	(58)

Total	$6,192

The net proceeds of approximately $6.2 billion from the Notes Offering were deposited into an escrow account. The release from escrow of the net proceeds from the Notes Offering and the availability of funding under the Term Loan Facilities to make the Special Cash Payment are subject to customary closing conditions including among others, the satisfaction of substantially all the conditions to the consummation of the Merger. If the closing of the Merger has not occurred on or prior to September 15, 2021, or, if prior to such date, the Merger Agreement is validly terminated, (each a “Special Mandatory Redemption Event”), N&B must redeem all of the Notes on or before the 15th business day following the Special Mandatory Redemption Event (such date of redemption, the “Special Mandatory Redemption Date”) at a redemption price equal to 101% of the aggregate principal amount of the applicable series of Notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date.

At September 30, 2020, N&B reflected the $6.2 billion in net proceeds from the Notes Offering within non-current “Restricted cash” in the interim Condensed Combined Balance Sheets. This Restricted Cash will be used to satisfy the Special Cash Payment to Parent upon consummation of the Merger.

Pursuant to the Merger Agreement, the fees and expenses associated with the financing will be borne (A) entirely by N&B if the transaction closes; and (B) equally by Parent and IFF if the Merger Agreement terminates. However, if the Merger Agreement is terminated by IFF, in accordance with its terms, for breach by Parent, such fees and expenses will be borne entirely by Parent; and if terminated by Parent in accordance with its terms for breach by IFF, such fees and expenses will be borne entirely by IFF.

Principal payments of long-term debt for the remainder of 2020 and the period thereafter are as follows:

Maturities of Long-Term Debt at September 30, 2020 (In millions)	Total
Remainder of 2020	$—
2021	$—
2022	$300
2023	$—
2024	$—
2025 and thereafter	$5,950

Interest on each series of Notes began accruing from September 16, 2020. Interest on the 2022 Notes is payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2021. Interest on the 2025 Notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2021. Interest on the 2027 Notes is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2021. Interest on the 2030 Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2021. Interest on the 2040 Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021. Interest on the 2050 Notes is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2021.

The estimated fair value of N&B’s long-term borrowings was determined using Level 2 inputs within the fair value hierarchy, as described in Note 16. Based on quoted market prices for the same or similar issues, or on current rates offered to N&B for debt of the same remaining maturities, the fair value of N&B’s long-term borrowings was $6.3 billion at September 30, 2020. There were no borrowings at December 31, 2019.

Upon consummation of the Merger, the Notes will be guaranteed on a senior unsecured basis by IFF. As a result of the Merger, the existing shares of N&B common stock will be automatically converted into the right to receive shares of IFF common stock.

On or after the earlier of (i) the closing date of the Second Merger and (ii) October 15, 2021, N&B may redeem any series of the Notes prior to their applicable par call date. N&B may redeem each series of Notes, in whole or in part, at its option, at any time prior to (i) with respect to the 2022 Notes, September 15, 2022, (ii) with respect to the 2025 Notes, September 1, 2025, (iii) with respect to the 2027 Notes, August 15, 2027, (iv) with respect to the 2030 Notes, August 1, 2030, (v) with respect to the 2040 Notes, May 15, 2040 and (vi) with respect to the 2050 Notes, June 1, 2050, in whole or in part, at a redemption price equal to the greater of the following amounts: 100% of the principal amount of the Notes of the applicable series to be redeemed on that redemption date; and the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed on that redemption date as calculated by N&B, excluding accrued and unpaid interest on the redemption date, discounted to the redemption date on a semi-annual basis based at the applicable treasury rate, plus (i) 10 basis points in the case of the 2022 Notes, (ii) 15 basis points in the case of the 2025 Notes, (iii) 25 basis points in the case of the 2027 Notes, (iv) 25 basis points in the case of the 2030 Notes, (v) 30 basis points in the case of the 2040 Notes and (vi) 30 basis points in the case of the 2050 Notes; plus, in each case, accrued and unpaid interest on the Notes being redeemed.

On or after the applicable par call date with respect to each series of Notes, the redemption price for the Notes to be redeemed will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest. The 2022 Notes will not be subject to any par call period (and may only be redeemed as described above).

Following the Merger, upon the occurrence of a change of control with respect to a particular series of Notes, N&B will be required to make an offer to repurchase the Notes of such series at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

The Notes are subject to customary events of default, including, among other things, payment default, failure to provide certain notices thereunder, failure to maintain IFF’s guarantee following the Merger and certain provisions related to bankruptcy events. The Notes are also subject to certain customary covenants that will limit, among other things, N&B’s ability to engage in mergers or consolidations other than the Merger with IFF, to create liens, to enter into sale and lease-back transactions and to transfer or lease all or substantially all of its assets. Financial covenants are not applicable to N&B until the Merger is consummated.

Following the consummation of the Second Merger, at the option of N&B and IFF, IFF may assume the obligations of N&B with respect to the Notes, (the “IFF Notes Assumption”). In addition, on or prior to the 90th day following the consummation of the Merger, if IFF has not consummated the IFF Notes Assumption, Merger Sub II as successor to N&B, shall guarantee IFF’s debt securities and syndicated credit facilities which guarantee shall be released upon consummation of the IFF Notes Assumption.

Other than the debt described above, Parent’s current and long-term debt, and related interest expense, have not been recognized within N&B’s interim Combined Financial Statements, because they are not specifically identifiable to N&B.

NOTE 11 — COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

N&B is involved in numerous claims and lawsuits, principally in the United States, including various product liability (involving N&B’s current or former products), intellectual property, employment related, and commercial matters. Certain of these matters may purport to be class actions and seek damages in very large amounts. Liabilities related to matters that are not directly attributable to the N&B business and for which N&B is not the legal obligor are not recognized within N&B’s interim Combined Financial Statements for any of the periods presented.

As of September 30, 2020, N&B had recorded a liability of approximately $4 million related to the foregoing (although it is reasonably possible that the ultimate cost could be up to twice the accrued amount). Because such matters are subject to inherent uncertainties, and unfavorable rulings or developments could occur, there can be no certainty that N&B will not ultimately incur charges in excess of presently recorded liabilities. Although considerable uncertainty exists, management does not believe it is reasonably possible that the ultimate disposition of these matters will have a material adverse effect on N&B’s results of operations, combined financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

NOTE 12 — PENSION PLANS

N&B employees participate, as eligible, in N&B and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, Parent reserves the right to amend, modify, or discontinue the plans at any time.

The following sets forth the components of N&B’s net periodic benefit cost for defined benefit pension plans:

Net Periodic Benefit Cost for All Plans (In millions)	Nine Months Ended September 30,
	2020	2019
Defined Benefit Pension Plans:
Service cost	$14	$8
Interest cost	3	6
Expected return on plan assets	(7)	(9)
Amortization of unrecognized loss	4	2
Amortization of prior service benefit	—	4
Settlement loss	2	—

Net periodic benefit cost – total	$16	$11

Net periodic benefit cost, other than the service cost component, is included in “Other expense (income), net” in the interim Combined Statements of Operations.

NOTE 13 — OPERATING LEASES

Operating lease costs for the nine months ended September 30, 2020 and 2019 were $35 million and $33 million, respectively. Operating cash flows from operating leases for the nine months ended September 30, 2020 and 2019 were $35 million and $33 million, respectively.

Operating lease right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. New operating lease assets and liabilities entered into during the nine months ended September 30, 2020 were $67 million and $17 million for the nine months ended September 30, 2019. Supplemental balance sheet information related to leases was as follows:

(In millions)	September 30, 2020	December 31, 2019
Operating Leases
Operating lease right-of-use assets [1]	$196	$123

Current operating lease liabilities [2]	44	30
Noncurrent operating lease liabilities [3]	154	94

Total operating lease liabilities	$198	$124

1.	Included in “Other assets” in the interim Condensed Combined Balance Sheet.
2.	Included in “Accrued and other current liabilities” in the interim Condensed Combined Balance Sheet.
3.	Included in “Other liabilities” in the interim Condensed Combined Balance Sheet.

NOTE 14 — ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the activity related to each component of accumulated other comprehensive loss for the nine months ended September 30, 2020 and 2019:

Accumulated Other Comprehensive Loss (In millions)	Cumulative Translation Adjustment	Pension and OPEB	Total
2019
Balance at January 1, 2019	$(658)	$4	$(654)
Other comprehensive (loss) income before reclassifications	(368)	2	(366)
Amounts reclassified from accumulated other comprehensive loss	—	—	—

Net other comprehensive (loss) income	$(368)	$2	$(366)

Balance at September 30, 2019	$(1,026)	$6	$(1,020)

2020
Balance at January 1, 2020	$(834)	$2	$(832)
Other comprehensive income (loss) before reclassifications	291	(9)	282
Amounts reclassified from accumulated other comprehensive loss	—	—	—

Net other comprehensive income (loss)	$291	$(9)	$282

Balance at September 30, 2020	$(543)	$(7)	$(550)

The tax effects on the net activity related to each component of other comprehensive loss for the nine months ended September 30, 2020 and 2019 were immaterial.

NOTE 15 — FINANCIAL INSTRUMENTS

The following table summarizes the fair value of financial instruments at September 30, 2020:

Fair Value of Financial Instruments (In millions)	September 30, 2020
	Cost	Gain	Loss	Fair Value
Restricted cash [1]	$6,206	$—	$—	$6,206
Long-term debt	$(6,192)	$2	$(99)	$(6,289)

1.	Restricted cash consists of net proceeds from the Notes Offering which were deposited into an escrow account. Refer to Note 10 and Note 16 for further information.

At December 31, 2019, N&B did not have any borrowings or restricted cash.

NOTE 16 — FAIR VALUE MEASUREMENTS

Fair Value Measurements on a Recurring Basis

The following table summarizes the basis used to measure certain liabilities at fair value on a recurring basis:

Basis of Fair Value Measurements on a Recurring Basis at September 30, 2020 (In millions)	Significant Other Observable Inputs (Level 2)
Asset at fair value:
Restricted cash [1]	$6,206

Total assets at fair value	$6,206

Liabilities at fair value:
Long-term debt [2]	$6,289

Total liabilities at fair value	$6,289

1.	Includes money market funds held at amortized cost, which approximates fair value.
2.	Fair value is based on quoted market prices for the same or similar issues, or on current rates offered to N&B for debt of the same remaining maturities and terms.

Fair Value Measurements on a Nonrecurring Basis

The following table summarizes the basis used to measure certain assets at fair value on a nonrecurring basis:

Basis of Fair Value Measurements on a Nonrecurring Basis (In millions)	Significant Other Observable Inputs (Level 3)	Total Losses
September 30, 2019
Assets at fair value:
Investment in nonconsolidated affiliates	$4	$(63)
Goodwill	$—	$(674)

As discussed in Note 4, during the nine months ended September 30, 2019, N&B recorded an other-than-temporary impairment charge, classified as a Level 3 measurement, related to an equity method investment within the Health & Biosciences segment. The impairment charge of $63 million was recorded in “Restructuring and asset related charges, net” in the interim Combined Statements of Operations. Additionally, as discussed in Note 9, during the nine months ended September 30, 2019, N&B recorded a goodwill impairment charge related to the Health & Biosciences segment.

There were no impairments recorded related to fair value measurements on a nonrecurring basis for the nine months ended September 30, 2020.

NOTE 17 — SEGMENT INFORMATION

N&B’s operations are classified into three reportable segments based on similar economic characteristics, the nature of products and production processes, end-use markets, channels of distribution and regulatory environment. N&B’s reportable segments are Food & Beverage, Health & Biosciences, and Pharma Solutions. Major products by segment include Food & Beverage (Emulsifiers, Sweeteners, Functional Solutions, and Protein Solutions); Health & Biosciences (Dietary Supplements, Food Protection, Cultures, Enzymes and Microbial Control); and Pharma Solutions (Pharma Excipients, Industrial Applications, and Nitrocellulose). N&B operates globally in substantially all of its product lines.

N&B’s measure of profit/loss for segment reporting purposes is Segment Operating EBITDA as this is the manner in which N&B’s chief operating decision maker (“CODM”) assesses performance and allocates resources. N&B defines Segment Operating EBITDA as earnings (net (loss) income) before interest, taxes on (loss) income, non-operating pension and other post-employment benefit costs, depreciation and amortization, exchange gains and losses, and corporate expenses, excluding certain significant items. N&B believes that its primary measure of segment profitability, Segment Operating EBITDA, provides relevant and meaningful information to investors about the ongoing operating results of N&B and underlying prospects of N&B.

The following table summarizes segment information for the nine months ended September 30, 2020 and 2019:

Segment Information (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
For the nine months ended September 30, 2020
Net sales	$2,163	$1,754	$640	$4,557
Segment Operating EBITDA [1]	$467	$529	$192	$1,188
Equity in earnings of nonconsolidated affiliates	$—	$2	$—	$2
For the nine months ended September 30, 2019
Net sales	$2,237	$1,756	$625	$4,618
Segment Operating EBITDA [1]	$451	$475	$176	$1,102
Equity in earnings of nonconsolidated affiliates	$—	$—	$—	$—

1.	A reconciliation of “Net loss” to Segment Operating EBITDA is provided in the table below.

Reconciliation to Combined Financial Statements

Net loss in the interim Combined Statements of Operations reconciles to Segment Operating EBITDA as follows:

Reconciliation of Net Loss to Segment Operating EBITDA (In millions)	Nine Months Ended September 30,
	2020	2019
Net loss	$(449)	$(481)
+ Taxes on loss	(122)	46

Loss before income taxes	$(571)	$(435)

+ Depreciation and amortization	1,295	471
+ Interest expense, net [1]	57	1
+ Non-operating pension & OPEB benefit cost [1]	2	3
- Foreign exchange losses, net [1]	(14)	(5)
- Significant items	(362)	(1,021)
- Other corporate costs [2]	(29)	(36)

Segment Operating EBITDA	$1,188	$1,102

1.	Included in “Other expense (income), net”.
2.	Consists of corporate overhead costs that were historically not allocated into management results.

The following tables summarize the pre-tax impact of significant items by segment that are excluded from Operating EBITDA:

Significant Items by Segment for the Nine Months Ended September 30, 2020 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(167)	$(135)	$(49)	$(351)
Restructuring and asset related charges, net [2]	(4)	(6)	(1)	(11)

Total	$(171)	$(141)	$(50)	$(362)

1.	Integration and separation costs related to post-DWDP Merger integration activities and the separation of N&B.
2.	Includes restructuring plans and asset related charges. See Note 4 for additional information.

Significant Items by Segment for the Nine Months Ended September 30, 2019 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(83)	$(67)	$(27)	$(177)
Restructuring and asset related charges, net [2]	(30)	(119)	(21)	(170)
Goodwill impairment charge [3]	—	(674)	—	(674)

Total	$(113)	$(860)	$(48)	$(1,021)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.
2.	Includes restructuring plans and asset related charges. See Note 4 for additional information.
3.	See Note 9 for additional information.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Nutrition & Biosciences business (“N&B”) (Successor) of DuPont de Nemours, Inc. as of December 31, 2019 and 2018, and the related combined statements of operations, of comprehensive (loss) income, of changes in equity and of cash flows for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017, including the related notes and schedule of valuation and qualifying accounts for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017 listed in the index appearing under Item 21(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of N&B as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, and for the period from September 1, 2017 through December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the combined financial statements, N&B changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These combined financial statements are the responsibility of N&B’s management. Our responsibility is to express an opinion on N&B’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to N&B in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 7, 2020

We have served as N&B’s auditor since 2019.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined statements of operations, of comprehensive (loss) income, of changes in equity and of cash flows of the Nutrition & Biosciences business (“N&B”) (Predecessor) of DuPont de Nemours, Inc. for the period from January 1, 2017 through August 31, 2017, including the related notes and schedule of valuation and qualifying accounts for the period from January 1, 2017 through August 31, 2017 listed in the index appearing under Item 21(b) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the results of operations and cash flows of N&B for the period from January 1, 2017 through August 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of N&B’s management. Our responsibility is to express an opinion on N&B’s combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to N&B in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 7, 2020

We have served as N&B’s auditor since 2019.

N&B

Combined Statements of Operations

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net sales	$6,076	$6,216	$1,885	$2,810

Cost of goods sold	4,043	4,196	1,671	1,808
Research and development expenses	288	275	88	139
Selling and administrative expenses	704	760	262	403
Amortization of acquisition-related intangibles	349	311	96	84
Restructuring and asset related charges, net	180	29	20	8
Goodwill impairment charge	674	—	—	—
Integration and separation costs	264	136	42	57
Other income, net	(6)	(10)	(10)	(113)

(Loss) income before income taxes	(420)	519	(284)	424

Taxes on (loss) income	51	125	(481)	139

Net (loss) income	(471)	394	197	285

Net income attributable to noncontrolling interests	1	1	1	5

Net (loss) income attributable to N&B	$(472)	$393	$196	$280

See Notes to the Combined Financial Statements

N&B

Combined Statements of Comprehensive (Loss) Income

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) income	$(471)	$394	$197	$285
Other comprehensive (loss) income, net of tax:
Cumulative translation adjustments	(176)	(536)	(142)	415
Pension and other post-employment benefit plans	(2)	4	—	(3)

Total other comprehensive (loss) income	(178)	(532)	(142)	412

Comprehensive (loss) income	(649)	(138)	55	697

Comprehensive income attributable to noncontrolling interests, net of tax	1	1	1	5

Comprehensive (loss) income attributable to N&B	$(650)	$(139)	$54	$692

See Notes to the Combined Financial Statements

N&B

Combined Balance Sheets

(In millions)	December 31, 2019	December 31, 2018
Assets
Current Assets
Accounts and notes receivable, net	$1,092	$987
Inventories	1,422	1,406
Prepaid expenses and other current assets	81	64

Total current assets	2,595	2,457

Property
Property, plant and equipment	4,408	4,298
Less: Accumulated depreciation	1,427	1,237

Property, plant and equipment, net	2,981	3,061

Goodwill	11,196	12,017
Other intangible assets, net	4,377	4,771
Deferred income tax assets	36	9
Other assets	354	297

Total Assets	$21,539	$22,612

Liabilities and Equity
Current Liabilities
Accounts payable	$645	$741
Employee compensation and benefits	125	144
Income taxes payable	51	67
Accrued and other current liabilities	111	79

Total current liabilities	932	1,031

Noncurrent Liabilities
Deferred income taxes	1,079	1,174
Other liabilities	252	159

Total noncurrent liabilities	1,331	1,333

Total Liabilities	$2,263	$2,364

Commitments and contingent liabilities (Note 17)
Equity
Parent company net investment	20,081	20,875
Accumulated other comprehensive loss	(832)	(654)

Total N&B equity	19,249	20,221

Noncontrolling interests	27	27

Total equity	19,276	20,248

Total Liabilities and Equity	$21,539	$22,612

See Notes to the Combined Financial Statements

N&B

Combined Statements of Cash Flows

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Operating activities
Net (loss) income	$(471)	$394	$197	$285
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation of property, plant and equipment	326	350	95	131
Amortization of acquisition-related intangibles	349	311	96	84
Stock-based compensation	19	20	4	13
Amortization of inventory step-up	—	67	397	—
Gain on sale of business and other assets	(13)	—	(1)	(160)
Credit for deferred income tax and other tax related items	(112)	(96)	(530)	(9)
Goodwill impairment charge	674	—	—	—
Restructuring and asset related charges	180	29	20	8
Equity in losses (earnings) of affiliates	1	1	(2)	6
Other adjustments to net earnings	1	—	4	3
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts receivable	(120)	(11)	(49)	4
Inventories	(31)	(154)	32	(61)
Accounts payable	(27)	13	10	(15)
Other assets and liabilities, net	(102)	(94)	(53)	(44)

Cash provided by operating activities	674	830	220	245

Investing activities
Capital expenditures	(349)	(335)	(109)	(155)
Acquisitions of property and businesses, net of cash acquired	—	—	16	—
Proceeds from sales of property and businesses, net of cash divested	38	8	—	236
Other investing activities, net	17	(2)	10	(19)

Cash (used for) provided by investing activities	(294)	(329)	(83)	62

Financing activities
Payments of long-term debt and other financing obligations	(38)	(5)	(1)	(3)
Distributions to noncontrolling interests	(1)	(3)	—	(4)

Net transfers to Parent	(341)	(493)	(136)	(300)

Cash used for financing activities	(380)	(501)	(137)	(307)

Increase (decrease) in cash and cash equivalents	—	—	—	—

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$86	$57	$9	$44

See Notes to the Combined Financial Statements

N&B

Combined Statements of Changes in Equity

(In millions)	Parent Company Net Investment	Accumulated Other Comprehensive (Loss) Income	Total N&B Equity	Noncontrolling Interests	Total Equity
Predecessor
Balance at January 1, 2017	$8,026	$(1,494)	$6,532	$8	$6,540

Net income	280	—	280	5	285
Other comprehensive income	—	412	412	—	412
Distributions to noncontrolling interests	—	—	—	(4)	(4)
Net transfers to Parent	(287)	—	(287)	—	(287)

Balance at August 31, 2017	$8,019	$(1,082)	$6,937	$9	$6,946

Successor
Balance at September 1, 2017 (remeasured upon DWDP Merger)	$17,406	$20	$17,426	$12	$17,438

Net income	196	—	196	1	197
Other comprehensive loss	—	(142)	(142)	—	(142)
Distributions to noncontrolling interests	—	—	—	—	—
Measurement period adjustments to noncontrolling interests	(16)	—	(16)	16	—
Net transfers from Parent	3,477	—	3,477	—	3,477

Balance at December 31, 2017	$21,063	$(122)	$20,941	$29	$20,970

Net income	393	—	393	1	394
Other comprehensive loss	—	(532)	(532)	—	(532)
Distributions to noncontrolling interests	—	—	—	(3)	(3)
Net transfers to Parent	(581)	—	(581)	—	(581)

Balance at December 31, 2018	$20,875	$(654)	$20,221	$27	$20,248

Net (loss) income	(472)	—	(472)	1	(471)
Other comprehensive loss	—	(178)	(178)	—	(178)
Distributions to noncontrolling interests	—	—	—	(1)	(1)
Net transfers to Parent	(322)	—	(322)	—	(322)

Balance at December 31, 2019	$20,081	$(832)	$19,249	$27	$19,276

See Notes to the Combined Financial Statements

N&B

Notes to the Combined Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization and Description of Business

The accompanying Combined Financial Statements and notes present the combined results of operations, financial position, and cash flows of the Nutrition & Biosciences business (“N&B”) of DuPont de Nemours, Inc. (“DuPont”). N&B, one of the world’s largest producers of specialty ingredients, is an innovation-driven and customer-focused business that provides solutions for the global food and beverage, dietary supplements, home and personal care, energy, animal nutrition and pharma markets. Additionally, N&B is an industry pioneer and innovator that works with customers to improve the performance, productivity and sustainability of their products and processes through differentiated technology in ingredients applications, fermentation, biotechnology, chemistry and manufacturing process excellence.

Reverse Morris Trust Transaction Anticipated in the first quarter of 2021

On December 15, 2019, DuPont and Nutrition & Biosciences, Inc. (presently a wholly owned subsidiary holding company of DuPont) (“N&B Inc.”), entered into definitive agreements, including the Separation Agreement with International Flavors & Fragrances Inc. (“IFF”), and the Merger Agreement, with IFF and Neptune Merger Sub I Inc. (a wholly owned subsidiary of IFF) (“Merger Sub I”) to separate and combine N&B with IFF in a Reverse Morris Trust transaction. At DuPont’s election, the distribution of shares of N&B Inc. to its stockholders will be structured as a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction (the “N&B Distribution”). Prior to the N&B Distribution, DuPont will transfer to N&B Inc., through the transfer of its interests in subsidiaries holding certain N&B assets and liabilities, the N&B business in accordance with the Separation Agreement (the “N&B Contribution”). The shares of N&B Inc. common stock will be distributed to DuPont stockholders pursuant to an exchange offer followed by an expected clean-up spin-off. DuPont will distribute all of the stock of N&B Inc. to DuPont stockholders in the N&B Distribution which will be followed by a merger of N&B Inc. with Merger Sub I (the "Merger"). N&B Inc. will survive the Merger as a wholly-owned subsidiary of IFF. The transactions contemplated by the Merger Agreement and the Separation Agreement and the various other transaction documents to be entered into by DuPont, N&B Inc. and IFF in connection therewith, which provide for, among other things, the N&B Distribution, the N&B Contribution and the Merger, are referred to in these notes as the “Transactions.” As of December 31, 2019, the only activity in the N&B Inc. legal entity was a contribution of $30 million by DuPont. This cash was used to fund payments of fees associated with the Bridge Loans discussed in Note 16.

The Transactions are subject to the approval by IFF’s stockholders of the issuance of IFF shares in the Transactions and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed in the first quarter of 2021.

DowDuPont merger of Dow and DuPont completed in August 2017

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effectuate an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical EID”). On August 31, 2017 at 11:59 pm ET, (the “DWDP Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “DWDP Merger Agreement”), Historical Dow and Historical EID each merged with wholly owned subsidiaries of DowDuPont and, as a result, became subsidiaries of DowDuPont (the “DWDP Merger”). DowDuPont accounted for the DWDP Merger as a business combination, with Historical Dow as the accounting acquirer, using the acquisition method of accounting.

Acquisition of FMC’s H&N Business in November 2017

As a condition of the regulatory approval of the DWDP Merger, Historical EID was required to divest a portion of its crop protection product line, including certain research and development capabilities. As a result, on March 31, 2017, Historical EID entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). In accordance with a definitive agreement dated March 31, 2017, between Historical EID and FMC, on November 1, 2017, FMC acquired certain Historical EID crop protection business and research and development assets and Historical EID acquired certain assets relating to FMC’s Health and Nutrition segment (the “H&N Business”) (collectively, the “FMC Transactions”). The H&N Business is included in this N&B financial information from the acquisition date forward.

Spin-off of Dow and Corteva

Subsequent to the DowDuPont Merger, DuPont engaged in a series of internal reorganization and realignment steps to realign its businesses into three subgroups: agriculture, material science, and specialty products (the “DowDuPont realignments”). On April 1, 2019, DuPont completed the separation of its material science business (including the Historical Dow parent company, The Dow Chemical Company) into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all the then-issued and outstanding shares of Dow’s common stock. On June 1, 2019, DuPont completed the separation of its agriculture business (including the Historical EID parent company, E. I. du Pont de Nemours and Company) into a separate and independent public company by way of a distribution of Corteva, Inc. (“Corteva”) through a pro rata dividend in-kind of all the then-issued and outstanding shares of Corteva’s common stock.

Following the Corteva spin-off, on June 1, 2019, DowDuPont changed its registered name to DuPont de Nemours, Inc. (“DuPont”) and holds the specialty products businesses. Effective June 1, 2019, DuPont (approximately $22 billion of annual net sales in 2019 on a full year basis) consists of the following reportable segments: Electronics & Imaging, Transportation & Industrial, Safety & Construction, Non-Core, and Nutrition & Biosciences, which includes the Historical EID Nutrition and Biosciences business (“Historical EID N&B”), the Historical Dow Nutrition and Biosciences business (“Historical Dow N&B”) and the H&N Business acquired from FMC.

Basis of Presentation

The N&B financial information for periods presented prior to the closing of the DWDP Merger, (the “Predecessor Period”) is that of Historical EID N&B and, therefore, reflects Historical EID’s carrying value for its N&B business. For all periods subsequent to the DWDP Merger (the “Successor Periods”) included in these Combined Financial Statements, N&B operated as part of DowDuPont (now known as DuPont) and the N&B financial information presented reflects the step up in fair value of Historical EID N&B at the effective time of the DWDP Merger, as Historical Dow was the accounting acquirer in the DowDuPont Merger.

The Predecessor Period includes Historical EID N&B. The Successor Periods, beginning on September 1, 2017, include the merged businesses of both Historical EID N&B and Historical Dow N&B. The H&N Business is included from November 1, 2017 forward.

For all periods presented, N&B consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for N&B. The Combined Financial Statements have been derived, as described above, from DuPont’s and Historical EID’s accounting records as if N&B’s operations had been conducted independently from those of DuPont and Historical EID in the Successor and Predecessor Periods, respectively, and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The historical results of operations, financial position and cash flows of N&B presented in these Combined Financial Statements may not be indicative of what they would have been had N&B actually been an independent stand-alone entity, nor are they necessarily indicative of N&B’s future results of operations, financial position and cash flows.

The significant accounting policies described below, together with the other notes that follow, are an integral part of the Combined Financial Statements. All periods prior to the closing of the DWDP Merger reflect the historical operations and accounting basis in Historical EID N&B’s assets and liabilities and are labeled “Predecessor.” The N&B activities of Historical Dow and FMC are not included in the Predecessor results or financial position. The Combined Financial Statements for the periods subsequent to the DWDP Merger are labeled “Successor” and include operations of both Historical EID and Historical Dow, as well as FMC for periods subsequent to the FMC Transactions, as they operated as part of DowDuPont and subsequently DuPont. The Combined Financial Statements and notes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the DWDP Merger are not comparable. See Note 4 for additional information on the DWDP Merger. The term “Parent” as used herein refers to either, in the Successor Periods presented, DuPont, or, in the Predecessor Period presented, Historical EID.

The N&B Combined Statements of Operations and Comprehensive (Loss) Income reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and DWDP Merger integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of N&B and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, N&B, in the aggregate. The allocations may not, however, reflect the expenses N&B would have incurred as a stand-alone company for the periods presented.

The N&B Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to N&B, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

Parent uses a centralized approach to cash management and financing of its operations and Parent funds N&B’s operating and investing activities as needed. Cash transfers to and from the cash management accounts of Parent are reflected in the Combined Statements of Cash Flows as “Net transfers to Parent.”

Transactions between N&B and Parent and their affiliates and other associated companies are reflected in the Combined Financial Statements and disclosed as related party transactions when material. Related party transactions with Parent are included in Note 8.

The Combined Financial Statements include the accounts of N&B and subsidiaries in which a controlling interest is maintained. For those combined subsidiaries in which N&B’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests.

All significant intracompany accounts and transactions within N&B have been eliminated in the preparation of the accompanying Combined Financial Statements. All significant intercompany transactions with Parent are deemed to have been paid in the periods the costs were incurred.

N&B’s operations are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by Parent, where applicable. N&B also files certain separate state, local and foreign income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if N&B filed its own tax returns. N&B’s tax results as presented in the Combined Financial Statements may not be reflective of the results that N&B would generate in the future. In jurisdictions where N&B has been included in the tax returns filed by Parent, any income taxes payable resulting from the related income tax provision have been reflected in the balance sheet within “Parent Company Net Investment.”

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. N&B’s Combined Financial Statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Fair Value Measurements

Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

N&B uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1 — Quoted market prices in active markets for identical assets or liabilities;

Level 2 — Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3 — Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation

N&B’s worldwide operations utilize the U.S. dollar (“USD”) or local currency as the functional currency, where applicable. N&B identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive loss in equity.

Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

N&B changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

In the ordinary course of business, Parent enters into contractual arrangements (derivatives) to reduce the exposure of Parent and its consolidated subsidiaries, including N&B, taken as a whole to foreign currency, interest rate and commodity price risks. Since these activities are conducted by Parent based on total exposures for the DuPont Group, the N&B Combined Financial Statements do not reflect the impact of such activities.

Inventories

N&B’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Supplies are valued at cost or net realizable value, whichever is lower. Cost is generally determined by the average cost method.

N&B establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. In connection with the DWDP Merger and the FMC Transactions, the fair value of property, plant and equipment of Historical EID N&B and the H&N Business was determined using a market approach and a replacement cost approach. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Combined Balance Sheets and included in determining gain or loss on such disposals.

Goodwill and Other Intangible Assets

N&B records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter.

When testing goodwill for impairment, N&B has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If N&B chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. N&B determines fair values for each of the reporting units using the income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. See Note 14 for further information on goodwill.

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. Impairment exists when carrying value exceeds fair value. N&B’s fair value methodology is primarily based on discounted cash flow techniques.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 1 to 23 years. N&B continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Combined Balance Sheets.

Impairment and Disposals of Long-Lived Assets

N&B evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from the assets are separately identifiable and are less than their respective carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. N&B’s fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

Revenue Recognition

N&B adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) in the first quarter of 2018 using the modified retrospective transition method for all contracts not completed as of the date of adoption. In accordance with Topic 606, N&B recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which N&B expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that N&B determines are within the scope of Topic 606, N&B performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

See Note 6 for additional information on revenue recognition.

Cost of Goods Sold

Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, and other operational expenses. No amortization of intangibles is included within costs of sales.

Research and Development Expenses

Research and development is expensed as incurred. Research and development expenses include costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

Selling and Administrative Expenses

Selling and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Litigation

Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

Severance Costs

Severance benefits are provided to employees under Parent’s ongoing benefit arrangements. Severance costs are accrued when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Integration and Separation Costs

Integration and separation costs includes costs incurred to prepare for and close the DWDP Merger, post-merger integration and separation expenses, and beginning in the fourth quarter of 2019, the separation of N&B. These costs primarily consist of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of these activities.

Income Taxes

N&B accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in taxes on (loss) income in the period that includes the enactment date. N&B uses the portfolio approach for releasing income tax effects from Accumulated Other Comprehensive Loss.

N&B recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. N&B accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of liabilities for uncertain income tax positions is included in “Income taxes payable” and the long-term portion is included in “Other liabilities” in the Combined Balance Sheets.

Parent Company Net Investment

N&B’s equity on the Combined Balance Sheets represents Parent’s net investment in N&B and is presented as parent company net investment in lieu of stockholders’ equity. The Combined Statements of Changes in Equity includes net cash transfers and other property transfers between Parent and N&B, as well as intercompany receivables and payables between N&B and other Parent affiliates that were settled on a current basis. Additionally, parent company net investment includes assets and liabilities that have historically been held at the Parent level but are specifically identifiable or otherwise attributable to N&B, and other assets and liabilities recorded by Parent, whose related income and expenses have been pushed down to N&B. All transactions reflected in “Parent company net investment” in the accompanying Combined Balance Sheets have been considered cash receipts and payments within financing activities in the Combined Statements of Cash Flows.

Earnings per share data has not been presented in the accompanying Combined Financial Statements because N&B does not operate as a separate legal entity with its own capital structure.

Leases

N&B adopted the ASU 2016-02, Leases (Topic 842) in the first quarter of 2019. N&B determines whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and N&B has the right to control the asset. Operating lease right-of-use (“ROU”) assets are included in “Other assets” on the Combined Balance Sheets. Operating lease liabilities are included in “Accrued and other current liabilities” and “Other liabilities” on the Combined Balance Sheets. Finance lease ROU assets are included in “Property, plant and equipment, net” and the corresponding lease liabilities are included in “Accrued and other current liabilities” and “Other liabilities” on the Combined Balance Sheets.

ROU assets represent N&B’s right to use an underlying asset for the lease term and lease liabilities represent N&B’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of N&B’s leases do not provide the lessor’s implicit rate, N&B uses its incremental borrowing rate at the commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense is recognized on a straight-line basis over the lease term.

N&B has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. Additionally, for certain equipment leases, the portfolio approach is applied to account for the operating lease ROU assets and lease liabilities. In the Combined Statements of Operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term. For finance leases, interest expense is recognized on the lease liability and the ROU asset is amortized over the lease term.

See Notes 3 and 19 for additional information regarding N&B’s leases.

NOTE 3 — RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and associated ASUs related to Topic 842, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases, and recognition, presentation and measurement in the financial statements depends on whether the lease is classified as a finance or operating lease. In addition, the new guidance requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting remains largely unchanged from previous U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance, referred to as “Topic 606,” issued in 2014.

N&B adopted the new standard in the first quarter of 2019, which allows for a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial adoption. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statement as its date of initial application. N&B has elected to apply the transition requirements at the January 1, 2019 effective date rather than at the beginning of the earliest comparative period presented. This approach allows for a cumulative effect adjustment in the period of adoption, and prior periods are not restated and continue to be reported in accordance with historic accounting under ASC 840 (Leases). In addition, N&B has elected the package of practical expedients permitted under the transition guidance within the new standard which does not require reassessment of prior conclusions related to contracts containing a lease, lease classification and initial direct lease costs. As an accounting policy election, N&B chose to not apply the standard to certain existing land easements, excluded short-term leases (term of 12 months or less) from the balance sheet and accounts for non-lease and lease components in a contract as a single component for all asset classes.

The following table summarizes the impact of adoption to the Combined Balance Sheet:

Summary of Changes to the Combined Balance Sheet (In millions)	As Reported Dec. 31, 2018	Effect of ASU 2016-02	Updated Jan. 1, 2019
Assets
Other assets	$297	$138	$435
Total Assets	$22,612	$138	$22,750

Liabilities
Accrued and other current liabilities	$79	$35	$114
Total current liabilities	$1,031	$35	$1,066
Other liabilities	$159	$103	$262
Total noncurrent liabilities	$1,333	$103	$1,436
Total Liabilities	$2,364	$138	$2,502

The adoption of the new guidance did not have a material impact on N&B’s Combined Statement of Operations and had no impact on the Combined Statement of Cash Flows.

In August 2018, the FASB issued ASU No. 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Topic 715-20), Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans. This amendment modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans by removing and adding certain disclosures for these plans. The eliminated disclosures include the amounts in “Accumulated Other Comprehensive Income” expected to be recognized in net periodic benefit costs over the next fiscal year and the effects of a one-percentage-point change in assumed health care cost trend rates on the net periodic benefit costs and the benefit obligation for postretirement health care benefits. New disclosures include the interest crediting rates for cash balance plans, and an explanation of significant gains and losses related to changes in benefit obligations. The new standard is effective for fiscal years beginning after December 15, 2020, and must be applied retrospectively for all periods presented. Early adoption is permitted. N&B early adopted the new guidance in the fourth quarter of 2019, and adoption did not have a material impact on the Combined Financial Statements.

Accounting Guidance Issued But Not Adopted at December 31, 2019

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and associated ASUs related to Topic 326. The new guidance introduces the current expected credit loss (“CECL”) model, which requires organizations to record an allowance for credit losses for certain financial instruments and financial assets, including trade receivables, based on expected losses rather than incurred losses. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption is permitted.

The ASU requires a modified retrospective transition approach, applying the new standards cumulative-effect adjustment as of the beginning of the first reporting period in which the guidance is effective. Therefore, this cumulative-effect will be reflected as of January 1, 2020 and prior periods will not be restated. N&B has finalized the evaluation of the January 1, 2020 impact and the impact of initial adoption is not material to N&B’s Combined Balance Sheets, Combined Statements of Operations, or Combined Statements of Cash Flows.

NOTE 4 — BUSINESS COMBINATIONS

DWDP Merger

On August 31, 2017, the DWDP Merger was completed. For additional information on the DWDP Merger, please see the current report on Form 8-K filed with the SEC by DowDuPont Inc. on September 1, 2017 and the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC by DowDuPont Inc. on February 15, 2018. Based on an evaluation of the provisions of ASC 805, Business Combinations (ASC 805), Historical Dow was determined to be the accounting acquirer in the DWDP Merger. DowDuPont applied the acquisition method of accounting with respect to the assets and liabilities of Historical EID N&B, which were measured at fair value as of the date of the DWDP Merger; the fair value of the N&B related business acquired from Historical EID was determined to be $17,999 million.

The acquisition method of accounting requires, among other things, that identifiable assets acquired and liabilities assumed be recognized on the balance sheet at their respective fair values as of the acquisition date. In determining the fair value, N&B utilized various forms of the income, cost and market approaches depending on the asset or liability being fair valued. The estimation of fair value required significant judgments related to future net cash flows (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), discount rates reflecting the risk inherent in each cash flow stream, competitive trends, market comparables and other factors. Inputs were generally determined by taking into account historical data, supplemented by current and anticipated market conditions, and growth rates.

The table below presents the final fair value that was allocated to N&B assets and liabilities in the Successor Period. For the year ended December 31, 2018 and the period September 1 through December 31, 2017, N&B made measurement period adjustments to reflect facts and circumstances in existence as of the date of the DWDP Merger. These adjustments primarily included a $1,542 million increase in goodwill, a $97 million decrease in property, plant and equipment, and a $137 million increase in other intangible assets.

Historical EID N&B Assets Acquired and Liabilities Assumed on August 31, 2017 (In millions)	Final fair value
Fair Value of Assets Acquired
Accounts and notes receivable, net	$774
Inventories	1,205
Prepaid expenses and other current assets	15
Property, plant and equipment, net	2,339
Goodwill	11,344
Other intangible assets	4,798
Deferred income tax assets	2
Other assets	119

Total Assets	$20,596

Fair Value of Liabilities Assumed
Accounts payable	$504
Employee compensation and benefits	140
Income taxes payable	15
Accrued and other current liabilities	51
Deferred income taxes	1,740
Other liabilities	122

Total Liabilities	$2,572

Noncontrolling interests	25

Net Assets (Consideration for the DWDP Merger)	$17,999

The significant fair value adjustments included in the allocation of purchase price are discussed below.

Inventories

Inventory is comprised of finished products of $458 million, semi-finished products of $369 million and raw materials and supplies of $378 million. The fair value of finished goods was calculated as the estimated selling price, adjusted for costs of the selling effort and a reasonable profit allowance relating to the selling effort. The fair value of semi-finished inventory was primarily calculated as the estimated selling price, adjusted for estimated costs to complete the manufacturing, estimated costs of the selling effort, as well as a reasonable profit margin on the remaining manufacturing and selling effort. The fair value of raw materials and supplies was determined to approximate the historical carrying value. The fair value step-up of inventory is recognized in costs of goods sold as the inventory is sold. The pre-tax amounts of inventory step-up is reflected in cost of goods sold in the Combined Statements of Operations. The amounts recognized for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were $1 million and $361 million, respectively.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $1,526 million, buildings of $473 million, construction in progress of $211 million and land and land improvements of $129 million. The fair value of property and equipment was primarily determined using a market approach for land and certain types of equipment, and a replacement cost approach for other property and equipment. The market approach for certain types of equipment represents a sales comparison that measures the value of an asset through an analysis of sales and offerings of comparable assets. The replacement cost approach used for all other depreciable property and equipment measures the value of an asset by estimating the cost to acquire or construct comparable assets and adjusts for age and condition of the asset.

Goodwill

The excess of the consideration for the DWDP Merger over the net fair value of assets and liabilities acquired was recorded as goodwill. The DWDP Merger resulted in the recognition of $11,344 million of goodwill, which is not deductible for tax purposes. Goodwill largely consists of expected cost synergies resulting from the DWDP Merger, the assembled workforce of Historical EID N&B, and future technology and customers. Refer to Note 14 for further information on N&B’s subsequent impairment of goodwill.

Other Intangible Assets

Other intangible assets include customer-related intangible assets of $1,665 million, developed technology of $1,220 million, trademarks and tradenames of $1,868 million, and land use rights of $45 million. The customer-related value was determined using the excess earnings method while the developed technology, trademarks, and tradenames values were primarily determined utilizing the relief from royalty method. Both the excess earnings and relief from royalty methods are forms of the income approach.

Deferred Income Tax Assets and Liabilities

The deferred income tax assets and liabilities include the expected future federal, state, and foreign tax consequences associated with temporary differences between the fair values of the assets acquired and liabilities assumed and the respective tax bases. Tax rates utilized in calculating deferred income taxes generally represent the enacted statutory tax rates at the DWDP Merger Effectiveness Time in the jurisdictions in which legal title of the underlying asset or liability resides. Refer to Note 10 for further information related to the remeasurement of deferred income tax assets and liabilities as a result of the enactment of the U.S. Tax Cuts and Jobs Act in December 2017.

Results of Operations

The following table provides “Net sales” and “Loss before income taxes” of the Historical EID N&B business included in N&B’s results for the period September 1 through December 31, 2017. Included in the results from Historical EID N&B business was $17 million of “Restructuring and asset related charges, net,” $361 million that was recognized in “Cost of goods sold” as inventory was sold related to the fair value step-up of inventories and $42 million of “Integration and separation costs” in the Combined Statements of Operations.

Historical EID N&B Results of Operations (In millions)	September 1 through December 31, 2017
Net sales	$1,172
Loss before income taxes	$(244)

H&N Business

On November 1, 2017, Parent completed the FMC Transactions. The acquisition was integrated into N&B to enhance its position as a leading provider of sustainable, bio-based food ingredients and allow for expanded capabilities in the pharma excipients space. Parent accounted for the acquisition in accordance with ASC 805, which requires the assets acquired and liabilities assumed to be recognized on the balance sheet at their fair values as of the acquisition date.

The following table summarizes the fair value of consideration exchanged between Parent and FMC as a part of the FMC Transactions:

Consideration Exchanged in FMC Transactions (In millions)
Fair Value of Divested Ag Business	$3,665
Less: Cash received[1]	1,200
Less: Favorable contracts[2]	495

Fair Value of the H&N Business	$1,970

1.

The FMC Transactions include a cash consideration payment to Parent of approximately $1,200 million, which reflected the difference in value between the Divested Ag Business and the H&N Business, subject to certain customary inventory and net working capital adjustments, and was not part of N&B.

2.

Upon closing and pursuant to the terms of the FMC Transaction Agreement, Historical EID entered into favorable supply contracts with FMC. Historical EID recorded these contracts as intangible assets recognized at the fair value of off-market contracts, and these assets, which were not part of N&B, were attributed to the business that was divested pursuant to the Corteva spin-off.

The table below presents the final fair value that was allocated to the assets acquired and liabilities assumed. There were no material updates to the preliminary purchase accounting and purchase price allocation during 2018.

H&N Business Assets Acquired and Liabilities Assumed on November 1, 2017 (In millions)	Final Fair Value
Fair Value of Assets Acquired
Cash and cash equivalents	$16
Accounts and notes receivable, net	144
Inventories	304
Property, plant and equipment, net	489
Goodwill	703
Other intangible assets	435
Prepaid expenses and other current assets	14

Total Assets	$2,105

Fair Value of Liabilities Assumed
Accounts payable, accrued and other current liabilities	72
Deferred income taxes	63

Total Liabilities	$135

Net Assets (Consideration for the H&N Business)	$1,970

The significant fair value adjustments included in the final allocation of purchase price for the H&N business are discussed below.

Inventories

Acquired inventory is comprised of finished goods of $143 million, semi-finished products of $85 million and raw materials and supplies of $76 million. Fair value of inventory was calculated using a net realizable value approach for finished goods and semi-finished products and a replacement cost approach for raw materials and supplies. The pre-tax amounts of inventory step-up is reflected in cost of goods sold in the Combined Statements of Operations. The amounts recognized for the year ended December 31, 2018 and the period September 1 through December 31, 2017 were $66 million and $36 million, respectively.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $356 million, buildings of $63 million, land and land improvements of $39 million, and construction in progress of $31 million. The fair values were determined using a combination of a market approach and replacement cost approach.

Goodwill

The excess of the consideration for the H&N Business over the net fair value of assets acquired and liabilities assumed resulted in the recognition of $703 million of goodwill, of which $208 million is tax-deductible. Goodwill is attributable to the H&N Business’s workforce and expected cost synergies in procurement, production and market access.

Other Intangible Assets

Other intangible assets include customer-related intangible assets of $268 million, developed technology of $130 million, and trademarks and tradenames of $37 million. The customer-related fair value was determined using the excess earnings method while the developed technology, trademarks and tradenames fair values were primarily determined utilizing the relief from royalty method.

Results of Operations

The following table provides net sales and loss before income taxes of the H&N Business included in N&B’s results for the period November 1 through December 31, 2017. The H&N Business results include $36 million that was recognized in cost of goods sold as inventory was sold related to the fair value step-up of inventories in the Combined Statements of Operations for the period September 1 through December 31, 2017.

H&N Business Results of Operations (In millions)	November 1 through December 31, 2017
Net sales	$102
Loss before income taxes	$(41)

NOTE 5 — DIVESTITURES

Food Safety Diagnostic Sale

In December 2016, Historical EID entered into an agreement to sell its food safety diagnostic business to Hygiena LLC, which was part of N&B’s Food & Beverage segment and included in N&B’s financial information. The sale of the business was completed in February 2017, resulting in a pre-tax gain of $162 million ($86 million net of tax). The gain was recorded in “Other income, net” in N&B’s Combined Statement of Operations for the period January 1 through August 31, 2017.

NOTE 6 — REVENUE

Revenue Recognition

Substantially all of N&B’s revenue is derived from product sales. Product sales consist of sales of N&B’s products to supply manufacturers and distributors. N&B considers purchase orders, which in some cases are governed by master supply agreements, to be contracts with customers. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of N&B’s product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 30 to 60 days after invoicing depending on business and geographic region. N&B elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less. When N&B performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. N&B elected the practical expedient to expense cash and non-cash sales incentives as the amortization period for the costs to obtain the contract would have been one year or less.

The transaction price includes estimates for reductions in revenue from customer rebates and rights of return on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. All estimates are based on historical experience, anticipated performance, and N&B’s best judgment at the time to the extent it is probable that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically.

N&B records accounts receivables when the right to consideration becomes unconditional. Contract assets and contract liabilities were not material at December 31, 2019 and December 31, 2018.

Disaggregation of Revenue

N&B has three reportable segments with the following principal product lines: Food & Beverage, Health & Biosciences, and Pharma Solutions. N&B believes disaggregation of revenue by principal product line best depicts the nature, amount, timing, and uncertainty of its revenue and cash flows. Net sales by principal product line are included below:

Net Sales by Segment (In millions)	2019	2018
Food & Beverage	$2,945	$2,987
Health & Biosciences	2,317	2,405
Pharma Solutions	814	824

Total	$6,076	$6,216

Sales are attributed to geographic regions based on customer location. Refer to Note 23 for the breakout of net sales by geographic region.

NOTE 7 — RESTRUCTURING AND ASSET RELATED CHARGES, NET

Charges for restructuring programs and other asset related charges, which includes other asset impairments, were $180 million, $29 million, $20 million and $8 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. These charges were recorded in “Restructuring and asset related charges, net” in the Combined Statements of Operations and consist primarily of the following:

2019 Restructuring Program

During the second quarter of 2019 and in connection with the ongoing integration activities, Parent approved restructuring actions to simplify and optimize certain organizational structures following the completion of the Dow and Corteva Separations (the “2019 Restructuring Program”).

The following tables summarize the charges incurred related to the 2019 Restructuring Program for the year ended December 31, 2019:

(In millions)	For the Year Ended December 31, 2019
Severance and related benefit costs	$12
Asset related charges	8

Total restructuring and asset related charges, net	$20

The following table summarizes the activities related to the 2019 Restructuring Program:

(In millions)	Severance and Related Benefit Costs	Asset Related Charges	Total
Reserve balance at December 31, 2018	$—	$—	$—

2019 restructuring charges	12	8	20
Charges against the reserve	—	(8)	(8)
Payments	(2)	—	(2)

Reserve balance at December 31, 2019	$10	$—	$10

At December 31, 2019, the $10 million reserve for severance and related benefit costs was included in “Accrued and other current liabilities” in the Combined Balance Sheets. N&B expects actions related to this program to be substantially complete by the second half of 2020.

DowDuPont Cost Synergy Program

In September and November 2017, Parent approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), which was designed to integrate and optimize the organization following the DWDP Merger, and in preparation for the Dow and Corteva separations.

The following table summarizes charges incurred related to the Synergy Program:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Severance and related benefit costs	$38	$22	$19	$—
Contract termination charges	19	—	—	—
Asset related charges	40	6	1	—

Total restructuring and asset related charges, net	$97	$28	$20	$—

N&B account balances and activity for the Synergy Program are summarized below:

(In millions)	Severance and Related Benefit Costs	Contract Termination Charges	Asset Related Charges	Total
Reserve balance at December 31, 2018	$20	$—	$—	$20

2019 restructuring charges	38	19	40	97
Charges against the reserve	—	—	(40)	(40)
Payments	(41)	(19)	—	(60)

Reserve balance at December 31, 2019	$17	$—	$—	$17

At December 31, 2019, the $17 million reserve for severance and related benefit costs was included in “Accrued and other current liabilities” in the Combined Balance Sheets. N&B does not expect to incur further significant charges related to this program and the program is considered substantially complete at the end of 2019.

Other Asset Related Charges

During the second quarter of 2019, in preparation for the Corteva spin-off, Historical EID completed the separation of the assets and liabilities related to its specialty products business into separate legal entities (the “SP Legal Entities”) and on May 1, 2019 Historical EID distributed the SP Legal Entities to DowDuPont (the “Internal SP Distribution”). The Internal SP Distribution served as a triggering event requiring N&B to perform an impairment analysis related to its equity method investment in a joint venture related to the Health & Biosciences segment. N&B applied the net asset value method under the cost approach to determine the fair value of the equity method investment. Based on updated projections, management determined the fair value of the equity method investment was below the carrying value with little ability to recover in the short-term due to the current economic environment. As a result, management concluded the impairment was other-than-temporary and recorded an impairment charge of $63 million in “Restructuring and asset related charges, net” in the Combined Statement of Operations.

NOTE 8 — RELATED PARTY TRANSACTIONS

Historically, N&B has been managed and operated in the normal course with other businesses of Parent. Accordingly, certain shared costs have been allocated to N&B and reflected as expenses in the stand-alone Combined Financial Statements. Management of Parent and N&B considers the allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to N&B for purposes of the stand-alone financial statements. The expenses reflected in the Combined Financial Statements may not be indicative of expenses that would be incurred by N&B in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

N&B’s Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to N&B if specifically identifiable to its businesses. If not specifically identifiable to N&B’s businesses, these costs have been allocated by using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the Combined Statements of Operations within the following captions:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Selling and administrative expenses	$273	$289	$110	$162
Research and development expenses	61	45	13	18
Cost of goods sold	23	35	14	10
Integration and separation costs[1]	264	136	42	57

Total	$621	$505	$179	$247

1.

Integration and separation costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the DWDP Merger, post-merger integration and separation, and beginning in the fourth quarter of 2019, the separation of N&B.

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the Combined Statements of Changes in Equity. The components of the net transfers to Parent for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 are as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Cash pooling and general financing activities	$350	$49	$3,175	$99
Less: Corporate cost allocations	621	505	179	247
Less: Taxes on (loss) income	51	125	(481)	139

Total net transfers (to) from Parent per Combined Statements of Equity	$(322)	$(581)	$3,477	$(287)

Stock-based compensation	(19)	(20)	(4)	(13)
Contribution of H&N business by Parent	—	—	(1,970)	—
Measurement period adjustments for DWDP Merger	—	108	(1,639)	—

Net transfers to Parent per Combined Statements of Cash Flows	$(341)	$(493)	$(136)	$(300)

NOTE 9 — OTHER INCOME, NET

Other Income, Net (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net gain on sales of businesses and other assets[1]	$(13)	$—	$(1)	$(160)
Net exchange losses (gains)	7	9	(5)	32
Interest expense, net	2	2	2	3
Non-operating pension and other post-employment credits (benefit)	2	(17)	(6)	11
Equity in losses (earnings) of nonconsolidated affiliates	1	1	(2)	6
Miscellaneous (income) expense, net	(5)	(5)	2	(5)

Other income, net	$(6)	$(10)	$(10)	$(113)

1.

Includes a pre-tax gain of $162 million ($86 million net of tax) for the period January 1 through August 31, 2017 related to the sale of global food safety diagnostics. See Note 5 for additional information.

NOTE 10 — INCOME TAXES

During the periods presented in the Combined Financial Statements, N&B did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as N&B was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Taxes on (loss) income included in these Combined Financial Statements have been calculated using the separate return basis, as if N&B filed separate tax returns. N&B’s Taxes on (loss) income as presented in the Combined Financial Statements may not be indicative of the income taxes that N&B will generate in the future.

TCJA and SEC Staff Accounting Bulletin 118 (SAB 118):

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was enacted. The TCJA reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax on earnings of foreign subsidiaries that were previously deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a hybrid territorial system. At December 31, 2017, N&B had not completed its accounting for the tax effects of the TCJA; however, as described below, N&B made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 (“SAB 118”), income tax effects of the TCJA were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, N&B had completed its accounting for the tax effects of the TCJA.

•

As a result of the TCJA, N&B remeasured its U.S. federal deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. N&B recorded a cumulative benefit of $373 million ($5 million expense during the year ended December 31, 2018 and $378 million benefit during the period September 1 through December 31, 2017) to “Taxes on (loss) income” in the Combined Statements of Operations with respect to the remeasurement of N&B’s deferred tax balances.

•

The TCJA requires a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits (“E&P”), which results in a one-time transition tax. N&B recorded a cumulative expense of $2 million ($4 million expense during the year ended December 31, 2018 and $2 million benefit during the period September 1 through December 31, 2017) to “Taxes on (loss) income” with respect to the one-time transition tax.

•

In the year ended December 31, 2018, N&B recorded an indirect impact of the TCJA related to prepaid tax on the intercompany sale of inventory. The amount recorded related to the inventory was a $5 million charge to “Taxes on (loss) income.”

•

For tax years beginning after December 31, 2017, the TCJA introduces new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). GILTI is described as the excess of a U.S. shareholder’s total net foreign income over a deemed return on tangible assets, as provided by the TCJA. In response to inquiries from companies, the FASB issued guidance in January of 2018 that allows companies to elect as an accounting policy whether to treat the GILTI tax as a period cost or to recognize deferred tax assets and liabilities when basis differences exist that are expected to affect the amount of GILTI inclusion upon reversal. N&B made the policy election to record any liability associated with GILTI in the period in which it is incurred.

Geographic Allocation of (Loss) Income Split (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Domestic (loss) income [1,2,3,4]	$(253)	$183	$(39)	$212
Foreign (loss) income [1,2,3]	(167)	336	(245)	212

(Loss) income before income taxes	$(420)	$519	$(284)	$424

1.

In 2019, the domestic component of “(Loss) income before income taxes” included $264 million of integration and separation costs and a $170 million charge related to impairment of goodwill. The foreign component included a $504 million charge related to impairment of goodwill.

2.

In 2018, the domestic component of “(Loss) income before income taxes” included $136 million of integration and separation costs and a $27 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business. The foreign component included a $40 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business.

3.

During the period September 1 through December 31, 2017, the domestic component of “(Loss) income before income taxes” included $42 million of integration and separation costs and a $58 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business. The foreign component included a $339 million charge recognized in “Cost of goods sold” related to the fair value step-up of inventories assumed in the DWDP Merger and the acquisition of the H&N Business.

4.	During the period January 1 through August 31, 2017, the domestic component of “(Loss) income before income taxes” included $57 million of integration and separation costs.

Geographic Allocation of Taxes on (Loss) Income (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Current tax expense:
Federal	$43	$51	$9	$76
State and local	10	14	5	11
Foreign	110	156	35	61

Total current tax expense	$163	$221	$49	$148

Deferred tax (benefit) expense:
Federal	$(58)	$(11)	$(400)	$4
State and local	(8)	(30)	(2)	(2)
Foreign	(46)	(55)	(128)	(11)

Total deferred tax benefit	$(112)	$(96)	$(530)	$(9)

Taxes on (loss) income	$51	$125	$(481)	$139

Reconciliation to U.S. Statutory Rate

N&B’s effective tax rate is calculated under a separate return basis, as if N&B filed separate tax returns from the consolidated parent. Therefore, the effective tax rate calculation may not be indicative of future results. A comparison of income tax expense at the U.S. statutory rate of 21% for fiscal years ended December 31, 2019, and December 31, 2018, and at the U.S. statutory rate of 35% for the four months ended December 31, 2017 and the eight months ended August 31, 2017 to N&B’s effective tax rate is as follows:

Reconciliation to U.S. Statutory Rate	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Statutory U.S. federal income tax rate	21.0%	21.0%	35.0%	35.0%
State and local income taxes	0.3	(6.8)	(0.5)	1.8
Foreign income taxed at rates other than U.S. federal income tax rate	(3.2)	3.2	5.4	(1.8)
U.S. tax effect of foreign earnings	(2.7)	1.7	(2.4)	0.1
Unrecognized tax benefits	0.1	(1.7)	0.7	(0.9)
Acquisitions and divestitures [1]	—	—	—	4.2
Research and development credit	1.5	(1.0)	0.3	(0.8)
Goodwill impairment	(33.5)	—	—	—
Impact of enactment of U.S. tax reform	—	1.0	133.6	—
Domestic production activities deduction	—	—	0.9	(1.3)
Intangible asset amortization	1.4	(0.9)	(1.0)	(5.3)
Changes in valuation allowances	(3.7)	6.1	(2.1)	0.1
Other, net	6.7	1.5	(0.5)	1.7

Effective tax rate	(12.1)%	24.1%	169.4%	32.8%

1.	See Notes 4 and 5 for additional information.

Deferred Tax Balances at December 31, (In millions)	2019	2018
Deferred tax assets:
Tax loss and credit carryforwards [1]	$129	$100
Other accruals and reserves	52	54
Inventory	26	13

Gross deferred tax assets	$207	$167
Valuation allowances [1]	(86)	(71)

Total deferred tax assets	$121	$96

Deferred tax liabilities:
Investments	$(168)	$(185)
Property	(176)	(193)
Intangibles	(813)	(868)
Other, net	(7)	(15)

Total deferred tax liabilities	$(1,164)	$(1,261)

Total net deferred tax liability	$(1,043)	$(1,165)

1.	Primarily related to the realizability of recorded tax benefits on tax loss carryforwards from operations in the United States, Brazil, and China.

The following net operating losses and tax credit carryforwards are presented on a hypothetical separate return basis and may not be available on a stand-alone basis.

Operating Loss and Tax Credit Carryforwards	Deferred Tax Asset
(In millions)	2019	2018
Operating loss carryforwards
Expire within 5 years	$32	$21
Expire after 5 years or indefinite expiration	65	54

Total operating loss carryforwards	$97	$75

Tax credit carryforwards
Expire within 5 years	$—	$—
Expire after 5 years or indefinite expiration	32	25

Total tax credit carryforwards	$32	$25

Total operating loss and tax credit carryforwards	$129	$100

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $994 million at December 31, 2019. In addition to the U.S. federal tax imposed by the TCJA on all accumulated unrepatriated earnings through December 31, 2017, the TCJA introduced additional U.S. federal tax on foreign earnings, effective as of January 1, 2018. The undistributed foreign earnings as of December 31, 2019 may still be subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings due to the complexity of the hypothetical calculation.

N&B has identified certain unrecognized tax benefits that relate to specific tax positions in historical tax returns filed by Parent. These unrecognized tax benefits are not allocated positions from Parent but rather are determined using the hypothetical separate return basis for N&B.

Total Gross Unrecognized Tax Benefits	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Total unrecognized tax benefits at beginning of period	$58	$26	$26	$30
Decreases related to positions taken on items from prior years	—	(10)	—	—
Increases related to positions taken on items from prior years	—	133	26	—
Increases related to positions taken in the current year	—	—	—	—
Settlement of uncertain tax positions with tax authorities	—	(89)	(26)	—
Decreases due to expiration of statutes of limitations	—	—	—	(4)
Exchange gain	(1)	(2)	—	—

Total unrecognized tax benefits at end of period	$57	$58	$26	$26

Total unrecognized tax expense (benefits) that, if recognized, would impact the effective tax rate	$31	$32	$22	$26
Total amount of interest and penalties expense (benefit) recognized in “Taxes on (loss) income”	$(1)	$(7)	$(2)	$—
Total amount of interest and penalties expense (benefit) recognized in “Other income, net”	$—	$—	$—	$2
Total accrual for interest and penalties associated with unrecognized tax benefits	$(1)	$—	$7	$9

N&B files tax returns in the various national, state and local income taxing jurisdictions in which it operates, either as a separate taxpayer or as a member of Parent’s consolidated income tax return. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by N&B. As a result, there is an uncertainty in income taxes recognized in N&B’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The impact on N&B’s results of operations is not expected to be material.

Tax years that remain subject to examination for N&B’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2019	Earliest Open Year
Jurisdiction
Brazil	2015
Canada	2015
China	2010
Denmark	2014
Germany	2010
Japan	2013
The Netherlands	2014
Switzerland	2015
United States:
Federal income tax	2012
State and local income tax	2007

1.	The U.S. Federal income tax jurisdiction is open back to 2012 with respect to Historical EID.

NOTE 11—ACCOUNTS AND NOTES RECEIVABLE, NET

(In millions)	December 31, 2019	December 31, 2018
Accounts receivable—trade [1]	$907	$840
Other [2]	185	147

Total accounts and notes receivable, net	$1,092	$987

1.

Accounts receivable—trade is net of allowances of $8 million at December 31, 2019 and $9 million at December 31, 2018. Allowances are equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.

2.	Other includes receivables in relation to value added tax, notes receivable, and general sales tax and other taxes. No individual group represents more than ten percent of total receivables.

Accounts and notes receivable are carried at amounts that approximate fair value.

NOTE 12—INVENTORIES

The following table provides a breakdown of inventories:

(In millions)	December 31, 2019	December 31, 2018
Finished products	$821	$835
Semi-finished products	287	266
Raw materials	219	215
Supplies	95	90

Total inventories	$1,422	$1,406

NOTE 13—PROPERTY, PLANT AND EQUIPMENT, NET

The following table provides a breakdown of property, plant and equipment, net:

(In millions)	Estimated Useful Lives (Years)	December 31, 2019	December 31, 2018
Land and land improvements	1 – 25	$135	$135
Buildings	1 – 40	896	879
Machinery and equipment	1 – 25	3,095	2,896
Construction in progress		282	388

Total property, plant and equipment		$4,408	$4,298
Total accumulated depreciation		(1,427)	(1,237)

Total property, plant and equipment, net		$2,981	$3,061

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Depreciation expense	$326	$350	$95	$131

NOTE 14—GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018:

(In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Balance at December 31, 2017	$5,404	$5,363	$1,663	$12,430
Currency translation adjustment	(128)	(122)	(69)	(319)
Measurement period adjustments—DWDP Merger	(54)	(54)	—	(108)
Measurement period adjustments—H&N Business	1	—	13	14

Balance at December 31, 2018	$5,223	$5,187	$1,607	$12,017
Currency translation adjustment	(58)	(56)	(18)	(132)
Goodwill impairment charge	—	(674)	—	(674)
Other	(15)	—	—	(15)

Balance at December 31, 2019	$5,150	$4,457	$1,589	$11,196

N&B tests goodwill for impairment annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. Prior to the DWDP Merger, annual impairment tests were performed during the third quarter. As a result of the related acquisition method of accounting in connection with the DWDP Merger, Historical EID’s assets and liabilities were measured at fair value resulting in increases to N&B’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact of the fair value of N&B’s reporting units and assets, and therefore could result in an impairment.

In preparation for the Corteva spin-off, Parent completed the separation of the assets and liabilities related to its specialty products businesses into separate legal entities and on May 1, 2019, Parent completed the Internal SP Distribution. The Internal SP Distribution served as a triggering event requiring Parent to perform an impairment analysis related to goodwill carried by its Historical EID existing reporting units as of May 1, 2019 including those reporting units within N&B. Subsequent to the Corteva spin-off, on June 1, 2019, Parent realigned certain businesses resulting in changes to its management and reporting structure (the “Second Quarter Segment Realignment”). As part of the Second Quarter Segment Realignment, N&B assessed and re-defined certain reporting units effective June 1, 2019, including reallocation of goodwill on a relative fair value basis as applicable to new reporting units identified. Goodwill impairment analyses were then performed for reporting units impacted by the Second Quarter Segment Realignment.

The triggering events described above were considered in the preparation of the N&B Combined Financial Statements consistent with the basis of presentation discussed in Note 1. Similar analyses were performed to test goodwill for impairment based on the Combined Financial Statements of the N&B-related reporting units. As part of this analysis, N&B determined that the fair value of its former Industrial Biosciences reporting unit was below carrying value resulting in a pre-tax, non-cash impairment charge of $674 million for the year ended December 31, 2019 impacting the Health & Biosciences segment. The former Industrial Biosciences reporting unit, part of Parent’s Nutrition & Biosciences segment prior to the Second Quarter Segment Realignment, was comprised solely of Historical EID assets and liabilities, the carrying values of which were measured at fair value in connection with the DWDP Merger, and thus considered at risk for impairment. Revised financial projections of the former Industrial Biosciences reporting unit reflected unfavorable market conditions, driven by challenging conditions in the U.S. bioethanol markets. These revised financial projections resulted in a reduction in the long-term forecasts of sales and profitability as compared to prior projections. Upon completion of the Second Quarter Segment Realignment and allocation of goodwill to the new reporting units, a quantitative analysis was performed to test goodwill for impairment. Based on the results of this analysis, no further impairment of goodwill was identified.

The analyses above used discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs. The significant assumptions in these analyses include, but are not limited to, projected revenue, EBITDA margins, the weighted average cost of capital, the terminal growth rate, and tax rates. The estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from estimates. If the ongoing estimates of future cash flows are not met, additional impairment charges may be recorded in future periods. N&B believes the current assumptions and estimates utilized are both reasonable and appropriate.

In the fourth quarter of 2019, N&B performed qualitative testing on all of its reporting units which indicated that it was not more likely than not that fair value was less than the carrying value for those reporting units.

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	December 31, 2019			December 31, 2018
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Intangible assets with finite lives:
Customer-related	$1,945	$(330)	$1,615	$1,977	$(208)	$1,769
Developed technology	1,369	(418)	951	1,379	(261)	1,118
Trademarks/tradenames [1]	1,294	(94)	1,200	108	(32)	76
Other [2]	55	(6)	49	55	(3)	52

Total other intangible assets with finite lives	$4,663	$(848)	$3,815	$3,519	$(504)	$3,015

Intangible assets with indefinite lives:
Trademarks/tradenames [1]	562	—	562	1,756	—	1,756

Total	$5,225	$(848)	$4,377	$5,275	$(504)	$4,771

1.	During the fourth quarter of 2019, as a result of the announcement of the Transactions, N&B reclassified $1.2 billion of indefinite-lived tradenames to definite-lived tradenames.
2.	Primarily related to land use rights.

The aggregate pre-tax amortization expense for definite-lived intangible assets was $349 million for the year ended December 31, 2019, $311 million for the year ended December 31, 2018, $96 million for the period September 1 through December 31, 2017, and $84 million for the period January 1 through August 31, 2017.

Total estimated amortization expense for the next five fiscal years is as follows:

Estimated Amortization Expense
(In millions)
2020	$1,420
2021	$300
2022	$288
2023	$264
2024	$195

NOTE 15—ACCOUNTS PAYABLE

(In millions)	December 31, 2019	December 31, 2018
Accounts payable—trade	$548	$638
Other [1]	97	103

Total accounts payable	$645	$741

1.	Primarily consists of VAT and miscellaneous accounts payable items.

NOTE 16—SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Parent’s current and long-term debt, and related interest expense, has not been recognized within N&B’s Combined Financial Statements, because they are not specifically identifiable to N&B. There was no long-term debt at December 31, 2019, and total long-term debt at December 31, 2018 reflects finance lease obligations of $3 million recorded in “Other liabilities” in the Combined Balance Sheets.

The Separation Agreement requires that, prior to the N&B Distribution, N&B will make a cash payment to Parent in the amount of $7.3 billion, subject to certain adjustments (the “Special Cash Payment”).

To secure funding for the Special Cash Payment, N&B Inc. entered into a Bridge Commitment Letter (the “Bridge Letter”) in an aggregate principal amount of $7.5 billion (the “Bridge Loans”) to secure committed financing the Special Cash Payment and related financing fees. The aggregate commitment under the Bridge Letter is reduced by, among other things, (1) the amount of net cash proceeds received by N&B Inc. from any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement and (2) certain qualifying term loan commitments under senior unsecured term loan facilities. At December 31, 2019, “Prepaid expenses and other current assets” and “Other assets” within the Combined Balance Sheet included $23 million and $7 million, respectively, of prepaid financing costs related to the Bridge Loans.

In January 2020, N&B Inc. entered into a senior unsecured term loan agreement in the amount of $1.25 billion split evenly between three- and five-year facilities. As a result of entry into the term loan agreement, the commitments under the Bridge Letter were reduced to $6.25 billion. The remaining $6.25 billion is expected to be funded through a debt offering of senior unsecured notes pursuant to a Rule 144A offering or other private placement, and if such offering is not available, a drawdown on bridge facility. The proceeds from the aforementioned funding sources shall be used to make the Special Cash Payment and to pay the related transaction fees and expenses. The commitments under the Bridge Letter and the availability of funding under the term loan are subject to customary closing conditions including among others, the satisfaction of substantially all the conditions to the consummation of the proposed transaction with IFF.

Borrowing under the term loan facility and, if any, under the Bridge Loans, and, therefore, the distribution to Parent of the Special Cash Payment, would occur substantially concurrently with the closing of the proposed transaction with IFF. If an alternative is pursued in lieu of the Bridge Loans, any issuance of senior unsecured notes pursuant to a Rule 144A offering or other private placement for some or all the remaining $6.25 billion would likely occur in advance of the closing.

NOTE 17—COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

N&B is involved in numerous claims and lawsuits, principally in the United States, including various product liability (involving N&B’s current or former products), intellectual property, employment related, and commercial matters. Certain of these matters may purport to be class actions and seek damages in very large amounts. Liabilities related to matters that are not directly attributable to the N&B business and for which N&B is not the legal obligor are not recognized within N&B’s Combined Financial Statements for any of the periods presented.

At December 31, 2019, N&B recorded a liability of approximately $3 million related to the foregoing (although it is reasonably possible that the ultimate cost could be up to twice the accrued amount). Because such matters are subject to inherent uncertainties, and unfavorable rulings or developments could occur, there can be no certainty that N&B will not ultimately incur charges in excess of presently recorded liabilities. Although considerable uncertainty exists, management does not believe it is reasonably possible that the ultimate disposition of these matters will have a material adverse effect on N&B’s results of operations, combined financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

NOTE 18—PENSION PLANS

N&B employees participate, as eligible, in N&B and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, Parent reserves the right to amend, modify, or discontinue the plans at any time. Historical Dow and Historical EID did not merge their defined benefit pension and other post-employment benefit (OPEB) plans as a result of the DWDP Merger. In connection with the Dow and Corteva separations, the Historical Dow U.S. qualified defined benefit plan and the Historical EID U.S. principal qualified defined benefit plan were separated from Parent to Dow and Corteva, respectively. The defined benefit pension plans that were related to Historical Dow that were not separated with Dow or Corteva were not merged with any Historical EID plans. Parent retained a portion of pension liabilities relating to foreign benefit plans for both Historical EID and Historical Dow. Parent retained select OPEB liabilities relating to foreign Historical EID benefit plans but did not retain any Historical Dow OPEB plans. Parent also retained an immaterial portion of the non-qualified U.S. pension liabilities and other post-employment benefit plans relating to Historical EID U.S. benefit plans. The significant defined benefit pension and OPEB plans of Historical Dow and Historical EID in which employees of N&B participate are summarized below.

Multiemployer Plans

Defined Benefit Pension Plans

Parent offers both funded and unfunded noncontributory defined benefit pension plans in certain non-U.S. jurisdictions that are shared amongst its businesses, including N&B, and the participation of its employees and retirees in these plans is reflected as though N&B participated in a multiemployer plan with Parent. A proportionate share of the cost associated with the multiemployer plan is reflected in the Combined Financial Statements, while any assets and liabilities associated with the multiemployer plan are retained by Parent and recorded on Parent’s balance sheet.

The benefits under these plans are based primarily on years of service and employees’ pay near retirement.

Parent’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of Parent’s non-U.S. combined subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

N&B participates in Parent’s non-U.S. plans as though they are participants in a multiemployer plan of Parent. The following table presents the allocation of costs associated with these plans to N&B, which was based on the headcount of participants in the plans. These figures do not represent cash payments to Parent, or Parent’s plans. More information on the financial status of Parent’s significant plans can be found in Parent’s Annual Report on Form 10-K.

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Plan Name
Non-U.S. Plans	$10	$9	$3	$1

Contributions

Parent made contributions on behalf of N&B to its multiemployer pension plans as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Principal pension plans	$10	$1	$—	$1
Remaining plans with no assets	1	1	—	—

Single Employer Plans

N&B has non-U.S. pensions that benefit only its employees and retirees, and these plans are considered single-employer plans. The costs and any assets and liabilities associated with the single-employer pension benefit plans are reflected in the Combined Financial Statements. The following table summarizes the annual changes in the single-employer pension plans’ projected benefit obligations, fair value of assets and funding status:

Change in Projected Benefit Obligations, Plan Assets and Funded Status
(In millions)	2019	2018
Change in benefit obligations:
Benefit obligation at beginning of the period	$181	$212
Service cost	5	6
Interest cost	3	3
Plan participants’ contributions	—	2
Actuarial (gain) loss	26	(20)
Benefits paid	(5)	(8)
Plan amendments	—	(1)
Net effects of acquisitions/divestitures/other	—	(5)
Effect of foreign exchange rates	(3)	(8)

Benefit obligations at end of the period	$207	$181

Change in plan assets:
Fair value of plan assets at beginning of the period	$150	$171
Actual return on plan assets	26	(8)
Employer contributions	5	5
Plan participants’ contributions	—	2
Benefits paid	(5)	(8)
Net effects of acquisitions / divestitures/ other	—	(5)
Effect of foreign exchange rates	(3)	(7)

Fair value of plan assets at end of the period	$173	$150

Funded status
Non-U.S. plan with plan assets	$(22)	$(20)
All other plans	(12)	(11)

Funded status at end of the period	$(34)	$(31)

As of December 31, 2019 and 2018, N&B recorded $34 million and $31 million, respectively, within “Other liabilities” in the Combined Balance Sheets.

The pre-tax amounts recognized in accumulated other comprehensive loss are summarized below:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) gain	$(3)	$4	$1	$(27)
Prior service benefit	1	1	—	3

Total	$(2)	$5	$1	$(24)

The accumulated benefit obligation for all of the single-employer plans was $187 million and $160 million as of December 31, 2019 and 2018, respectively. The accumulated benefit obligation and projected benefit obligations of all single-employer plans exceeded the fair value of the respective plans’ assets.

The following table summarizes the information for all of the single-employer plans with an accumulated benefit obligation in excess of plan assets:

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Accumulated benefit obligation	$116	$85	$131	$37
Fair value of plan assets	87	63	104	27

The following table summarizes the information for all of the single-employer plans with a projected benefit obligation in excess of plan assets:

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Projected benefit obligation	$177	$154	$212	$184
Fair value of plan assets	138	122	171	144

The net periodic benefit costs and amounts recognized in other comprehensive loss for all of the single-employer plans were as follows:

Net Periodic Benefit Costs for All Significant Plans	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net Periodic Benefit Costs:
Service cost	$(5)	$(6)	$(2)	$(5)
Interest cost	(3)	(3)	(1)	(2)
Expected return on plan assets	8	9	3	5
Amortization of unrecognized loss	—	—	—	(1)

Net periodic benefit costs—Total	$—	$—	$—	$(3)

Changes in plan assets and benefit obligations recognized in other comprehensive (loss) income:
Net (loss) gain	$(3)	$4	$1	$(27)
Prior service cost	1	1	—	3

Total recognized in other comprehensive (loss) income	(2)	5	1	(24)

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$(2)	$5	$1	$(27)

Assumptions

The following table summarizes the weighted-average assumptions used in determining the projected benefit obligations:

Weighted-Average Assumptions used to Determine Benefit Obligations	December 31, 2019	December 31, 2018
Discount rate	1.27%	1.99%
Rate of increase in future compensation levels	3.70%	3.70%

The following table summarizes the weighted-average assumptions used to determine the net periodic benefit cost:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Costs	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Discount rate	1.98%	1.62%	1.64%	1.35%
Rate of increase in future compensation levels	3.70%	3.71%	4.34%	4.13%
Expected long-term rate of return on plan assets	5.18%	5.33%	5.34%	5.53%

The discount rates utilized to measure the majority of pension and other postretirement obligations are based on the Aon AA corporate bond yield curves applicable to each country at the measurement date. The long-term rate of return on assets reflects economic assumptions applicable to each country.

Plan Assets

The single-employer plans’ assets are invested through a master trust fund. The strategic asset allocation for the trust fund is selected by management, reflecting the results of comprehensive asset-and-liability modeling. Parent establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in countries are selected in accordance with the laws and practices of those countries.

The weighted average target allocation for N&B’s pension plan assets is summarized as follows:

Target Allocation for Plan Assets
Asset Category	December 31, 2019
Equity securities	53%
Fixed income securities	27
Alternative investments	6
Other investments	14

Total	100%

Non-U.S. equity securities include varying market capitalization levels. Global debt investments include corporate-issued, government-issued, and asset-backed securities. Corporate debt investments include a range of credit risk and industry diversification. Other investments include real estate and cash and cash equivalents. Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although N&B believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables present the fair values of N&B’s pension benefit plan assets by level within the fair value hierarchy:

Basis of Fair Value Measurements	Total	Level 1	Level 2	Level 3
For the year ended December 31, 2019
(In millions)
Cash and cash equivalents	$1	$1	$—	$—

Equity securities:
U.S. equity securities	$9	$9	$—	$—
Non—U.S. equity securities	82	75	7	—

Total equity securities	$91	$84	$7	$—

Fixed income securities:
Debt—government-issued	$25	$11	$14	$—
Debt—corporate-issued	22	12	10	—

Total fixed income securities	$47	$23	$24	$—

Alternative investments:
Real estate	$8	$5	$—	$3
Pooled investment vehicles	2	2	—	—

Total alternative investments	$10	$7	$—	$3

Other investments	$24	$—	$—	$24

Subtotal	$173	$115	$31	$27

Other items to reconcile to fair value of plan assets:
Pension trust receivables	$8
Pension trust payables	(8)

Total	$173

Basis of Fair Value Measurements	Total	Level 1	Level 2	Level 3
For the year ended December 31, 2018
(In millions)
Cash and cash equivalents	$2	$2	$—	$—

Equity securities:
U.S. equity securities	$8	$8	$—	$—
Non-U.S. equity securities	64	59	5	—

Total equity securities	$72	$67	$5	$—

Fixed income securities:
Debt—government-issued	$21	$9	$12	$—
Debt—corporate-issued	19	11	8	—

Total fixed income securities	$40	$20	$20	$—

Alternative investments:
Real estate	$7	$4	$—	$3
Pooled investment vehicles	5	5	—	—

Total alternative investments	$12	$9	$—	$3

Other investments	$23	$—	$—	$23

Subtotal	$149	$98	$25	$26

Other items to reconcile to fair value of plan assets:
Pension trust receivables	1
Pension trust payables	—

Total	$150

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, the fair value is based on the closing price at the end of the period; where the security is less frequently traded, the fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Investment managers, fund managers or investment contract issuers provide valuations of the investment on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate.

Contributions

N&B made contributions to its single-employer pension benefit plans as follows:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Single-employer pension	$4	$5	$4	$4

Benefit Payments

The estimated future benefit payments as of December 31, 2019, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2019
(In millions)	Single Employer Plans
2020	$5
2021	7
2022	6
2023	5
2024	5
Years 2025-2029	31

Total	$59

The following table summarizes the extent to which N&B’s income was affected by pre-tax charges related to long-term employee benefits for pension and OPEB:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Long-term employee benefit plan charges	$25	$32	$10	$13

Defined Contribution Plans

N&B, through its participation in Parent’s sponsored defined contribution plans, offers defined contribution plans, which covers substantially all of its U.S. employees. The most significant of these plans is Parent’s Retirement Savings Plan (the Plan). This Plan includes a non-leveraged Employee Stock Ownership Plan (ESOP). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of Parent. The Plan is a tax qualified contributory profit sharing plan, with a cash or deferred arrangement, and any eligible employee of Parent, including N&B’s employees, may participate. Parent contributes 100 percent of the first six percent of the employee’s contribution election and also contributes three percent of each eligible employee’s eligible compensation regardless of the employee’s contribution.

Parent’s contributions to the Plan on behalf of N&B represent an allocation of the total contributions made based on the headcount of N&B’s participants in the plan. Parent made the following contributions on behalf of N&B:

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Contributions	$15	$23	$7	$15

NOTE 19—LEASES

N&B has operating and finance leases for real estate, certain machinery and equipment, and information technology assets. N&B’s leases have remaining lease terms of approximately 1 year to 16 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that N&B will exercise that option. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability.

Certain of N&B’s leases include residual value guarantees. These residual value guarantees are based on a percentage of the lessor’s asset acquisition price and the amount of such guarantee declines over the course of the lease term. The portion of residual value guarantees that are probable of payment is included in the related lease liability in the Combined Balance Sheet other than certain finance leases that include the maximum residual value guarantee amount in the measurement of the related liability given the election to use the package of practical expedients at the date of adoption. At December 31, 2019, N&B has future maximum payments for residual value guarantees in operating leases of $4 million with final expirations through 2026. N&B’s lease agreements do not contain any material restrictive covenants.

The components of lease cost for operating and finance leases for the year ended December 31, 2019 were as follows:

(In millions)	2019
Operating lease cost	$44
Finance lease cost	1
Short-term lease cost	1
Variable lease cost	21
Sublease income	(1)

Total lease cost	$66

Rental expense under operating leases, net of sublease rental income, was $31 million, $5 million, and $10 million for the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017.

Supplemental cash flow information related to leases was as follows:

(In millions)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$43
Financing cash flows from finance leases	$1

New operating lease assets and liabilities entered into during the year ended December 31, 2019 were $17 million. Supplemental balance sheet information related to leases was as follows:

(In millions)	December 31, 2019
Operating Leases
Operating lease right-of-use assets [1]	$123
Current operating lease liabilities [2]	30
Noncurrent operating lease liabilities [3]	94

Total operating lease liabilities	$124

Finance Leases
Property, plant and equipment, gross	$10
Accumulated depreciation	(4)

Property, plant and equipment, net	$6

Short-term borrowings and finance lease obligations	$1

1.	Included in “Other assets” in the Combined Balance Sheet.
2.	Included in “Accrued and other current liabilities” in the Combined Balance Sheet.
3.	Included in “Other liabilities” in the Combined Balance Sheet.

Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of N&B’s leases do not provide the lessor’s implicit rate, N&B uses Parent’s incremental borrowing rate at the commencement date in determining the present value of lease payments.

Lease Term and Discount Rate	December 31, 2019
Weighted-average remaining lease term (years)
Operating leases	6.13
Finance leases	0.75
Weighted average discount rate
Operating leases	3.43%
Finance leases	2.97%

Maturities of lease liabilities were as follows:

Maturities of Lease Liabilities (In millions)	Operating Leases	Finance Leases
2020	$34	$1
2021	26	—
2022	22	—
2023	15	—
2024 and thereafter	40	—

Total lease payments	$137	$1
Less: Interest	13	—

Present Value of Lease Liabilities	$124	$1

NOTE 20—STOCK-BASED COMPENSATION

Prior to the DWDP Merger, N&B’s employees participated in Historical EID’s Equity and Incentive Plan (EIP). DuPont has authorized a plan to grant stock options, share appreciation rights, restricted stock units (RSUs), and performance-based restricted units (PSUs), among other types of awards, to directors, officers, and employees. All awards granted under these stock-based compensation plans are based on DuPont’s common stock and are not indicative of the results that N&B would have experienced as an independent, stand-alone company for the periods presented.

Effective with the DWDP Merger, on August 31, 2017, DowDuPont assumed all Historical Dow and Historical EID equity incentive compensation awards outstanding immediately prior to the DWDP Merger. In addition, DowDuPont also assumed sponsorship of each equity incentive compensation plan of Historical EID and Historical Dow. Historical EID and Historical Dow did not merge their equity and incentive plans as a result of the DWDP Merger. The Historical EID and Historical Dow stock-based compensation plans were assumed by DowDuPont and remained in place with the ability to grant and issue DowDuPont common stock until the Corteva spin-off. Immediately following the Corteva spin-off, Parent adopted the DuPont Omnibus Incentive Plan (“DuPont OIP”) which provides for equity-based and cash incentive awards to certain employees, directors, independent contractors and consultants. Upon adoption of the DuPont OIP, the Historical EID and Historical Dow plans were maintained and rolled into the DuPont OIP as separate subplans.

Parent grants stock-based compensation awards that vest over a specified period or upon employees meeting certain performance and/or retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of liability instruments issued to employees is measured at the end of each quarter. The fair value of equity and liability instruments is expensed over the vesting period or, in the case of retirement, from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. N&B estimates expected forfeitures.

The total stock-based compensation cost included within the Combined Statements of Operations was $19 million, $20 million, $4 million, and $13 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively. The income tax benefits related to stock-based compensation arrangements were $5 million, $5 million, $1 million, and $5 million for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017, respectively.

Total unrecognized pre-tax compensation cost related to nonvested stock option awards of $2 million at December 31, 2019, is expected to be recognized over a weighted-average period of 1.6 years. Total unrecognized pre-tax compensation cost related to RSUs and PSUs of $11 million at December 31, 2019, is expected to be recognized over a weighted average period of 1.8 years.

NOTE 21—ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the changes and after-tax balances of each component of Accumulated Other Comprehensive Loss for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017:

Accumulated Other Comprehensive Loss (In millions)	Cumulative Translation Adjustment	Pension and OPEB	Total
January 1, 2017 through August 31, 2017
Balance at January 1, 2017	$(1,474)	$(20)	$(1,494)
Other comprehensive income (loss) before reclassifications	415	(3)	412
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive income (loss)	$415	$(3)	$412

Balance at August 31, 2017	$(1,059)	$(23)	$(1,082)

September 1, 2017 through December 31, 2017
Balance at September 1, 2017 (remeasured upon DWDP Merger)	$20	$—	$20
Other comprehensive loss before reclassifications	(142)	—	(142)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive loss	$(142)	$—	$(142)

Balance at December 31, 2017	$(122)	$—	$(122)

2018
Balance at January 1, 2018	$(122)	$—	$(122)
Other comprehensive (loss) income before reclassifications	(536)	4	(532)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive (loss) income	$(536)	$4	$(532)

Balance at December 31, 2018	$(658)	$4	$(654)

2019
Balance at January 1, 2019	$(658)	$4	$(654)
Other comprehensive loss before reclassifications	(176)	(2)	(178)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive loss	$(176)	$(2)	$(178)

Balance at December 31, 2019	$(834)	$2	$(832)

The tax effects on the net activity related to each component of other comprehensive income (loss) for the year ended December 31, 2019, the year ended December 31, 2018, the period September 1 through December 31, 2017, and the period January 1 through August 31, 2017 were as follows:

Tax Benefit (Expense)	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Tax benefit (expense) from income taxes related to other comprehensive income (loss) items	$2	$(1)	$—	$5

NOTE 22—FAIR VALUE MEASUREMENTS

Fair Value Measurements on a Nonrecurring Basis

The following table summarizes the basis used to measure certain assets at fair value on a nonrecurring basis:

Basis of Fair Value Measurements on a Nonrecurring Basis (In millions)	Significant Other Observable Inputs (Level 3)	Total Losses
2019
Assets at fair value:
Investment in nonconsolidated affiliates	$3	$(63)
Goodwill	$—	$(674)

As discussed in Note 7, during the second quarter of 2019, N&B recorded an other-than-temporary impairment charge, classified as Level 3 measurements, related to an equity method investment within the Health & Biosciences segment. The impairment charge of $63 million was recorded in “Restructuring and asset related charges, net” in the Combined Statements of Operations.

Additionally, as discussed in Note 14, during the second quarter of 2019, N&B recorded a goodwill impairment charge related to the Health & Biosciences segment.

NOTE 23—GEOGRAPHIC INFORMATION

Sales are attributed to geographic areas based on customer location; long-lived assets are attributed to geographic areas based on asset location.

Net Trade Revenue by Geographic Region	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
United States	$2,125	$2,123	$632	$1,001
Canada	138	142	41	62
EMEA [1]	1,812	1,906	579	820
Asia Pacific	1,380	1,406	416	585
Latin America	621	639	217	342

Total	$6,076	$6,216	$1,885	$2,810

1.	Europe, Middle East, and Africa.

Long-lived Assets by Geographic Region	December 31,
(In millions)	2019	2018	2017
United States	$1,427	$1,494	$1,458
EMEA [1]	1,167	1,189	1,241
Asia Pacific	282	278	279
Latin America	105	100	104

Total	$2,981	$3,061	$3,082

1.	Europe, Middle East, and Africa.

NOTE 24—SEGMENT INFORMATION

N&B’s operations are classified into three reportable segments based on similar economic characteristics, the nature of products and production processes, end-use markets, channels of distribution and regulatory environment. N&B’s reportable segments are Food & Beverage, Health & Biosciences, and Pharma Solutions. Major products by segment include Food & Beverage (Emulsifiers, Sweeteners, Functional Solutions, and Protein Solutions); Health & Biosciences (Dietary Supplements, Food Protection, Cultures, Enzymes and Microbial Control); and Pharma Solutions (Pharma Excipients, Industrial Applications, and Nitrocellulose). N&B operates globally in substantially all of its product lines.

N&B’s measure of profit/loss for segment reporting purposes is Segment Operating EBITDA as this is the manner in which N&B’s chief operating decision maker (“CODM”) assesses performance and allocates resources. N&B defines Segment Operating EBITDA as earnings (net (loss) income) before interest, taxes on (loss) income, non-operating pension and other post-employment benefit costs, depreciation and amortization, exchange gains and losses, and corporate expenses, excluding certain significant items. N&B believes that its primary measure of segment profitability, Segment Operating EBITDA, provides relevant and meaningful information to investors about the ongoing operating results of N&B and underlying prospects of N&B. The accounting policies of the segments are the same as those described in “Note 2 – Summary of Significant Accounts Policies.”

Corporate Profile

N&B conducts its worldwide operations through global businesses which are reflected in the following reportable segments:

Food & Beverage

Food & Beverage is N&B’s innovative and broad portfolio of natural-based ingredients, including texturants, hydrocolloids, emulsifiers, sweeteners, plant-based proteins and systems for multiple ingredients, is marketed under the DANISCO® and SUPRO® brands, as well as others, and serves to enhance nutritional value, texture and functionality in a wide range of dairy, beverage, bakery and culinary applications. The major market for Food & Beverage is the industrial prepared foods market.

Health & Biosciences

Health & Biosciences is the biotechnology driven portfolio of N&B, where enzymes, food cultures, probiotics and specialty ingredients for food and non-food applications are developed and produced. N&B’s biotechnology- driven probiotics portfolio, including the HOWARU® brand, is a leading technology platform for dietary supplements supported by science-based health claims, with a growing portfolio of proprietary strains, and possesses among the highest potency and highest volume production capabilities in the market. Health & Biosciences is a leading producer of cultures for use in fermented foods such as yogurt, cheese and fermented beverages. It also uses industrial fermentation to produce enzymes and microorganisms that provide product and process performance benefits to household detergents, animal feed, ethanol production, human food and brewing. Health & Biosciences also offers a broad portfolio of formulated biocides for controlling microbial populations. The major markets for Health & Biosciences are the health and wellness market, food and beverage, animal nutrition, detergents, biofuels production, and microbial control solutions for oil and gas production, home and personal care and other industrial preservation markets.

Pharma Solutions

Pharma Solutions is one of the world’s largest producers of cellulosics- and alginates-based pharma excipients, used to improve the functionality and delivery of active pharmaceutical ingredients, including controlled or modified drug release formulations, and enabling the development of more effective pharma solutions, including those marketed under the AVICEL® brand. The primary market for Pharma Solutions is the oral dosage pharmaceuticals excipients market.

The following table summarizes segment information for the Successor Periods as follows:

Segment Information	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
(In millions)
For the Year Ended December 31, 2019
Net sales	$2,945	$2,317	$814	$6,076
Segment Operating EBITDA [1]	586	617	225	1,428
Depreciation and amortization	279	324	72	675
Equity in earnings (losses) of nonconsolidated affiliates	—	(1)	—	(1)
Total assets	9,673	8,636	3,230	21,539
Investment in nonconsolidated affiliates [2]	3	31	—	34
Capital expenditures [3]	143	117	33	293
For the Year Ended December 31, 2018
Net sales	$2,987	$2,405	$824	$6,216
Segment Operating EBITDA [1]	605	658	204	1,467
Depreciation and amortization	299	271	91	661
Equity in earnings (losses) of nonconsolidated affiliates	—	(1)	—	(1)
Total assets	9,731	10,167	2,714	22,612
Investment in nonconsolidated affiliates [2]	2	101	—	103
Capital expenditures [3]	195	146	49	390
For the Period September 1 through December 31, 2017
Net sales	$722	$756	$407	$1,885
Segment Operating EBITDA [1]	167	184	32	383
Depreciation and amortization	88	77	26	191
Equity in earnings (losses) of nonconsolidated affiliates	—	2	—	2
Total assets	9,692	10,358	3,310	23,360
Investment in nonconsolidated affiliates [2]	2	98	—	100
Capital expenditures [3]	63	67	11	141

1.	A reconciliation of “Net (loss) income” to Segment Operating EBITDA is provided in the table below.
2.	Included in “Other assets”.
3.	Segment capital expenditures are presented on an accrual basis.

The following table summarizes segment information for the Predecessor Period as follows:

Segment Information	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
(In millions)
For the Period January 1 through August 31, 2017
Net sales	$1,619	$1,191	$—	$2,810
Segment Operating EBITDA [1]	258	371	—	629
Depreciation and amortization	105	110	—	215
Equity in earnings (losses) of nonconsolidated affiliates	—	(6)	—	(6)
Total assets	4,643	3,680	—	8,323
Investment in nonconsolidated affiliates [2]	3	24	—	27
Capital expenditures [3]	60	62	—	122

1.	A reconciliation of “Net (loss) income” to Segment Operating EBITDA is provided in the table below.
2.	Included in “Other assets”.
3.	Segment capital expenditures are presented on an accrual basis.

Reconciliation to Combined Financial Statements

Net (loss) income in the Combined Statements of Operations reconciles to Segment Operating EBITDA as follows:

Reconciliation of Net (Loss) Income to Segment Operating EBITDA (In millions)	Successor			Predecessor
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Net (loss) income	$(471)	$394	$197	$285
+ Taxes on (loss) income	51	125	(481)	139

(Loss) income before income taxes	$(420)	$519	$(284)	$424

+ Depreciation and amortization	675	661	191	215
+ Interest expense, net	2	2	2	3
+ Non-operating pension & OPEB costs (benefit) [1]	2	(17)	(6)	11
- Foreign exchange (losses) gains, net [1]	(7)	(9)	5	(32)
- Significant items	(1,118)	(232)	(459)	97
- Other corporate costs [2]	(44)	(61)	(26)	(41)

Segment Operating EBITDA	$1,428	$1,467	$383	$629

1.	Included in “Other income, net”.
2.	Consists of corporate overhead costs that were historically not allocated into management results.

The following tables summarize the pre-tax impact of significant items by segment that are excluded from Segment Operating EBITDA:

Significant Items by Segment for the Year Ended December 31, 2019 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(119)	$(92)	$(53)	$(264)
Restructuring and asset related charges, net [2]	(30)	(123)	(27)	(180)
Goodwill impairment charge [3]	—	(674)	—	(674)

Total	$(149)	$(889)	$(80)	$(1,118)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities, and, beginning in the fourth quarter of 2019, the separation of N&B.
2.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.
3.	See Note 14 for additional information.

Significant Items by Segment for the Year Ended December 31, 2018 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(66)	$(52)	$(18)	$(136)
Inventory step-up amortization [2]	(1)	—	(66)	(67)
Restructuring and asset related charges, net [3]	(12)	(14)	(3)	(29)

Total	$(79)	$(66)	$(87)	$(232)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.

2.	Includes the fair value step-up of inventories assumed as a result of the DWDP Merger and the acquisition of the H&N Business. See Note 4 for additional information.
3.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.

Significant Items by Segment for the Period September 1 through December 31, 2017 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(16)	$(17)	$(9)	$(42)
Inventory step-up amortization [2]	(216)	(145)	(36)	(397)
Restructuring and asset related charges, net [3]	(8)	(8)	(4)	(20)

Total	$(240)	$(170)	$(49)	$(459)

1.	Integration and separation costs related to post-DWDP Merger integration and separation activities.
2.	Includes the fair value step-up of inventories assumed as a result of the DWDP Merger and the acquisition of the H&N Business. See Note 4 for additional information.
3.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.

Significant Items by Segment for the Period January 1 through August 31, 2017 (In millions)	Food & Beverage	Health & Biosciences	Pharma Solutions	Total
Integration and separation costs [1]	$(33)	$(24)	$—	$(57)
Restructuring and asset related charges, net [2]	(2)	(6)	—	(8)
Net gain on sale of business [3]	162	—	—	162

Total	$127	$(30)	$—	$97

1.	Integration and separation costs related to DWDP Merger integration and separation activities.
2.	Includes restructuring plans and asset related charges, which include other asset impairments. See Note 7 for additional information.
3.	Reflects the sale of the Historical EID’s global food safety diagnostic business. See Note 5 for additional information.

NOTE 25—SUBSEQUENT EVENTS

Other than those described in the notes to the Combined Financial Statements, no events have occurred after December 31, 2019, but before May 7, 2020, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the Combined Financial Statements.

Schedule II

N&B

Valuation and Qualifying Accounts

	Successor			Predecessor
(In millions)	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017
Accounts Receivable—Allowance for Doubtful Receivables
Balance at beginning of period	$9	$1	$—	$10
Additions charged to expenses	—	8	1	3
Deductions from reserves [1]	(1)	—	—	(1)

Balance at end of period	$8	$9	$1	$12

Inventory—Obsolescence Reserve
Balance at beginning of period	$22	$19	$1	$10
Additions charged to expenses	23	30	24	13
Deductions from reserves [2]	(22)	(27)	(6)	(12)

Balance at end of period	$23	$22	$19	$11

Deferred Tax Assets—Valuation Allowance
Balance at beginning of period	$71	$39	$33	$33
Additions charged to expenses	22	36	9	6
Deductions from reserves [3]	(7)	(4)	(3)	(6)

Balance at end of period	$86	$71	$39	$33

1.	Deductions include write-offs, recoveries and currency translation adjustments.
2.	Deductions include disposals and currency translation adjustments.
3.	Deductions include currency translation adjustments.